UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

AMARIN CORPORATION PLC

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Letter from Chairman of the Board of Directors

The information contained in this letter shall not be deemed to be (1) "soliciting materials", (2) "filed" with the SEC, (3) subject to Regulations 14A or 14C of the Securities Exchange Act of 1934 (the "Exchange Act"), or (4) subject to the liabilities of Section 18 of the Exchange Act. This letter shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

Dear Fellow Shareholders,

2024 was a year of continued focus on advancing change and driving progress at Amarin.

We named a new permanent CEO and worked with the leadership team to identify and take advantage of opportunities to rapidly accelerate momentum, strengthen the foundation of the Company for long-term growth, and drive greater value now and for the future.

The work yielded action -- we implemented a new focused commercial strategy in Europe, continued to focus on prudent financial allocation, drove continued profitability in the U.S. through targeted efforts and progressed our Rest of World (RoW) rollout.

While this progress is positive, it has not delivered positive momentum in the share price. This is increasingly frustrating, as we know this Company has significant value built on a strong foundation, with 2024 revenues of over $200 million and a cash position of almost $300 million and no debt. Coupling this financial strength with the untapped value we see globally in VASCEPA®/VAZKEPA®, we continue to believe this Company is significantly undervalued.

Looking ahead, the Board and management team know there is more work to be done to unlock the untapped global potential for VASCEPA/VAZKEPA. This is what drives our priorities and informs the steps we continue to take to maximize shareholder value. We will leave no stone unturned as we seek to create value for shareholders.

We believe the changes in 2024 and the great science inherent in VASCEPA position this Company to deliver the value we know. In 2025, the Board and Amarin team will remain focused on the following efforts:

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Drive momentum in Europe, where we have patent protection out to 2039, and the rest of the world through our partnerships. We remain early in the commercialization stages in these regions outside the U.S. and these are the regions that provide the greatest opportunity for long-term revenue growth and overall value for shareholders.
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Continue to drive efficient revenue while taking steps to maximize profitability in the U.S. Additionally, as we previously stated, we have a plan of action and are prepared to launch an authorized generic when the time is optimal.
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Continue to support research that drives greater understanding and awareness of the therapeutic value and impact of VASCEPA for patients and payers
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Exhibit financial and operational discipline and prudently manage cash. With a cash position of $294 million to end 2024 and no debt, we will focus on maintaining this financial foundation and strength for the Company.

Thank you for your continued support of Amarin and its important mission.

Sincerely,

Odysseas Kostas, M.D.

Chairman of the Board of Directors

One Central Plaza, 8th Floor, Dame Street

Dublin D02 K7K5, Ireland

(Registered in England & Wales under Company No. 2353920)

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of Amarin Corporation plc, a public limited company registered in England and Wales (the “Company”), will be held at the Dublin offices of Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland, on May 13, 2025 at 9:00 a.m. Dublin time for the purpose of considering and voting on the following:

1. Ordinary resolution to re-elect Mr. Aaron Berg as a director;

2. Ordinary resolution to re-elect Ms. Patrice Bonfiglio as a director;

3. Ordinary resolution to re-elect Mr. Paul Cohen, M.D. as a director;

4. Ordinary resolution to re-elect Mr. Keith L. Horn as a director;

5. Ordinary resolution to re-elect Mr. Odysseas Kostas, M.D. as a director;

6. Ordinary resolution to re-elect Mr. Oliver O'Connor as a director;

7. Ordinary resolution to re-elect Mr. Louis Sterling III as a director;

8. Ordinary resolution to re-elect Ms. Diane E. Sullivan as a director;

9. Ordinary resolution to hold an advisory (non-binding) vote to approve the compensation of the Company’s “named executive officers” as described in full in the “Executive Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure on pages 26 to 58 of the accompanying Proxy Statement;

10. Ordinary resolution to appoint Ernst & Young LLP as auditors of the Company to hold office until the conclusion of the next general meeting at which annual accounts are laid before the Company and to authorize the Audit Committee of the Board of Directors of the Company to agree the auditors’ remuneration as described in full on pages 11 to 12 of the accompanying Proxy Statement;

11. Ordinary resolution to generally and unconditionally authorize the Board of Directors of the Company (the "Board") to allot shares in the Company or grant rights to subscribe for or to convert any security into shares of the Company up to an aggregate nominal amount of £38,400,000 (which is equal to approximately 18% of the existing issued share capital) as described in full on pages 13 to 14 of the accompanying Proxy Statement;

12. Special resolution to give power to the Board, subject to the passing of Resolution No. 11 above and in accordance with Section 570 of the Companies Act 2006, to allot equity securities (as defined in Section 560 of the Companies Act) pursuant to the authority conferred upon them by Resolution No. 11, as if Section 561(1) of the Companies Act did not apply to any such allotment, provided that the power hereby conferred shall (a) be limited to the allotment of equity securities up to an aggregate nominal amount of £21,330,000 (being the aggregate nominal amount of £18,770,400 in respect of Ordinary Shares and £2,559,600 in respect of Preference Shares); and (b) expire on the 18-month anniversary of the date on which this resolution is passed (unless renewed, varied or revoked by the Company prior to or on that date), except that the Company may, before such expiration, make an offer or agreement which would, or might, require equity securities to be alloted after the expiration of such period and the directors may allot equity securities in pursuance of any such offer or agreement notwithstanding that the authority conferred by this resolution has expired; and

13. Ordinary resolution to re-elect Mr. Michael Torok as a director.

Additional Business

As a public limited company organized under the laws of England and Wales, it is a statutory requirement that the Board of the Company lay before the Annual General Meeting the Company’s statutory accounts, which are those accounts included in the Company’s Annual Report for the year ended December 31, 2024 as prepared in conformity with U.S. Generally Accepted Accounting Principles (the “Annual Report”) and the accounts for the financial year ended December 31, 2024 prepared in accordance with International Financial Reporting Standards. The Company does not expect that other items of business will be considered at the Annual General Meeting.

Only shareholders who held shares at the close of business on the record date, March 27, 2025, (“Record Date”) may vote at the Annual General Meeting, including any adjournment thereof. The accompanying Proxy Statement more fully describes the details of the business to be conducted at the Annual General Meeting. After careful consideration, the Board has unanimously approved the proposals and recommends that you vote FOR each director nominee and FOR each other proposal described in the Proxy Statement.

The Company’s principal executive offices are located at One Central Plaza, 8th Floor, Dame Street, Dublin D02 K7K5 Ireland. The registered office of the Company is One New Change, London EC4M 9AF, England. A copy of the Company’s Annual Report accompanies this Notice and the enclosed Proxy Statement. As a public limited company organized under the laws of England and Wales and pursuant to the Company’s Articles of Association, the presence, in person or by proxy, of at least two shareholders entitled to vote at the Annual General Meeting constitutes a quorum for the transaction of business at the Annual General Meeting. Consistent with the marketplace rules of the Nasdaq Stock Market, the Company will seek to ensure that the shareholders present at the meeting in person or by proxy represent at least one-third of its outstanding shares of voting stock.

Important Notice of Internet Availability. The accompanying Proxy Statement, Form of Proxy and Annual Report will also be available to the public at https://www.amarincorp.com/investor-relations .

Sincerely,

Aaron Berg

President and Chief Executive Officer

April 10, 2025

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL GENERAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED RETURN ENVELOPE AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE REPRESENTED BY AMERICAN DEPOSITARY SHARES AND HELD ON DEPOSIT BY CITIBANK, N.A., AS DEPOSITARY, OR IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO HAVE YOUR VOTES CAST AT THE MEETING, YOU MUST OBTAIN, COMPLETE AND TIMELY RETURN A PROXY CARD ISSUED IN YOUR NAME FROM THAT INTERMEDIARY IN ACCORDANCE WITH ANY INSTRUCTIONS PROVIDED THEREWITH.

AMARIN CORPORATION PLC

PROXY STATEMENT FOR

2025 ANNUAL GENERAL MEETING OF SHAREHOLDERS

i

PROXY STATEMENT FOR

2025 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 13, 2025

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Amarin Corporation plc, a public limited company registered in England & Wales (“Amarin”, the “Company”, “we” or “us”) for use at the Company’s 2025 Annual General Meeting of Shareholders (the “Annual General Meeting”) to be held at the Dublin offices of Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland on May 13, 2025 at 9:00 a.m. Dublin time, or at any adjournment thereof, for the purpose of considering and, if thought fit, passing the resolutions specified in the Notice of Annual General Meeting. This Proxy Statement is being sent to shareholders on or about April 10, 2025.

Please vote on the resolutions specified in the Notice of Annual General Meeting by appointing a proxy. A form of proxy for use by holders of Ordinary Shares at the Annual General Meeting is enclosed.

For a proxy to be effective, it must be properly executed and dated and lodged (together with a duly signed and dated power of attorney or other authority (if any) under which it is executed (or a notarially certified copy of such power of attorney or other authority)) at the offices of the Company’s registrars, Equiniti Limited of Aspect House, Spencer Road, Lancing, West Sussex, BN99 6DA, England (the “Registrars”), so as to be received by 9:00 a.m. Dublin time on May 9, 2025. Each proxy properly tendered will, unless otherwise directed by the shareholder, be voted FOR the nominees described in this Proxy Statement and FOR each other proposal described in the Proxy Statement, and at the discretion of the proxy holder(s) with regard to all other matters that may properly come before the meeting.

The Company will pay all of the costs of soliciting proxies. We will provide copies of our proxy materials to Citibank, N.A. as the depositary (the “Depositary”) for our American Depositary Shares (“ADSs”), brokerage firms, fiduciaries and custodians for forwarding to beneficial owners and will reimburse these persons for their costs of forwarding these materials. We have engaged D.F. King & Co. to assist us in the distribution and solicitation of proxies for a fee of $25,500 plus expenses. Our directors, officers and employees may also solicit proxies; however, we will not pay them additional compensation for any of these services. Proxies may be solicited by telephone, facsimile, or personal solicitation.

If you plan to attend the Annual General Meeting in person, please notify the Company in advance by email to annual.general.meeting@amarincorp.com to assist the Company with planning and implementing arrangements for the Annual General Meeting.

Shares Outstanding and Voting Rights

Amarin is registered in England & Wales and therefore subject to the United Kingdom Companies Act 2006 (the “Companies Act”), which, together with the Articles of Association of the Company (the “Articles”), governs the processes for shareholder voting at Annual General Meetings. There are a number of differences between English and U.S. law in relation to voting. At the Annual General Meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded (either before a show of hands on that resolution or immediately after the result of a show of hands on that resolution is declared or on the withdrawal of any other demand for a poll) by (a) the Chairman of the meeting, (b) at least two shareholders entitled to vote at the meeting, (c) a shareholder or shareholders representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting (excluding any voting rights attached to shares that are held as treasury shares) or (d) a shareholder or shareholders holding shares conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right (excluding any shares in the Company conferring a right to vote at the meeting that are held as treasury shares).

Only holders of record of our ordinary shares with a par value of £0.50 each (“Ordinary Shares”) at the close of business on March 27, 2025 (the "Record Date") are entitled to notice of, and to attend and to vote at, the Annual General Meeting. On the Record Date, approximately 426,620,442 Ordinary Shares were issued and 414,189,296 were outstanding, of which approximately 405,383,488 were held in the name of the Depositary, which issues Company-sponsored American Depositary Receipts evidencing ADSs which, as of the Record Date, in turn, each represent one Ordinary Share. With respect to all matters to be voted on at the Annual General Meeting, each shareholder present has only one vote unless demand is made for a vote on a poll (in which case each shareholder gets one vote per Ordinary Share held). The presence, in person or by proxy, of at least two shareholders who hold shares as of the Record Date will constitute a quorum for the transaction of business at the Annual General Meeting. Consistent with the marketplace rules of the Nasdaq Stock Market, we will seek to ensure that the shareholders present at the meeting in person or by proxy represent at least one-third of our outstanding shares of voting stock. At any adjournment of the Annual General Meeting, if a quorum is not present within 15 minutes from the time appointed for such meeting, one person entitled to be counted in a quorum present at the adjournment shall be a quorum.

Persons who hold Ordinary Shares directly on the Record Date (“record holders”) must return a proxy card in order to vote on the proposals.

Persons who hold ADSs through a bank, broker or nominee on the Record Date will receive documentation and instructions for voting such ADSs at the Annual General Meeting, including the ADS proxy card, through such organization. The organization holding your account is considered the ADS holder of record. Please reach out to that organization to provide your voting instructions.

ADS holders are not entitled to vote directly at the Annual General Meeting, but an Amended and Restated Deposit Agreement, dated as of November 4, 2011 (the “Deposit Agreement”), exists between the Depositary and the holders of ADSs pursuant to which registered holders of ADSs as of the Record Date are entitled to instruct the Depositary as to the exercise of voting rights pertaining to the Ordinary Shares so represented. The Depositary has agreed that it will endeavor, insofar as practicable, to vote (in person (if permitted) or by delivery to the Company of a proxy) the Ordinary Shares registered in the name of the Depositary, in accordance with the instructions of the ADS holders. In the event that the instruction card is executed but does not specify the manner in which the Ordinary Shares represented are to be voted with respect to any proposal (i.e., by marking a vote “FOR”, “AGAINST” or any other option), the Depositary will vote FOR such proposal which is described in the Notice of Annual General Meeting. Instructions from the ADS holders must be sent to the Depositary so that the instructions are received by no later than 10:00 a.m. New York City time (3:00 p.m. Dublin time) on May 7, 2025 (the “Instruction Date”).

Persons who own Ordinary Shares indirectly on the Record Date through a brokerage firm, bank or other financial institution, including persons who own Ordinary Shares in the form of ADSs through the Depositary (“beneficial owners”), must return a voting instruction form to have their shares or the shares underlying their ADSs, as the case may be, voted on their behalf. Under U.S. national securities exchange rules, if the beneficial owner does not provide voting instructions, your brokerage firm, bank or other financial institution is only allowed to vote your shares on routine matters, and cannot vote your shares on any non-routine matter. A “broker non-vote” occurs when a brokerage firm, bank or other financial institution holding the shares for a beneficial owner has discretionary voting power to vote on one proposal at a meeting, does not have discretionary voting power to vote on another proposal or chooses not to exercise such power where applicable, and has not received instructions from the beneficial owner as to how to vote such shares. The appointment of our independent registered public accounting firm (Proposal No. 10) is the only routine matter being presented at the Annual General Meeting. For non-routine matters, brokers, or other nominees, do not have authority, discretionary or otherwise, to vote your shares unless they receive proper instructions to do so from you in a timely manner. We encourage you to provide voting instructions to your brokerage firm, bank or other financial institution by giving your proxy to them as promptly as possible to ensure that your shares will be voted at the Annual General Meeting according to your instructions. You should receive directions from your brokerage firm, bank or other financial institution about how to submit your proxy to them at the time you receive this Proxy Statement.

The Company has retained the Registrars to hold and maintain its register of members. The Registrars will be engaged by the Company to send proxy forms to all registered members appearing on that register and to take delivery of completed proxy forms posted to it in accordance with the details above.

Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast on a given proposal. The required vote for each of the proposals expected to be acted upon at the Annual General Meeting is described below:

Ordinary Resolutions

Proposals No. 1, 2, 3, 4, 5, 6, 7, 8 and 13 - Election of directors. Each nominee will be elected to the Board if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of such nominee or (ii) on a poll, shareholders representing a majority of the total voting rights of shareholders who are present at the meeting in person or by proxy and voting on the proposal vote in favor of such nominee. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal No. 9 - Advisory (non-binding) vote to approve the compensation of the Company’s named executive officers. This advisory proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, shareholders representing a majority of the total voting rights of shareholders who are present at the meeting in person or by proxy and voting on the proposal vote in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal No. 10 - Approval of independent registered public accounting firm. This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, shareholders representing a majority of the total voting rights of shareholders who are present at the meeting in person or by proxy and voting on the proposal vote in favor of the resolution. As a result, abstentions will have no effect on the vote outcome. Because brokers and other nominees can exercise their discretionary authority on this matter, we do not expect there to be any broker non-votes for this proposal, but any broker non-votes would have no effect on the vote outcome.

Proposal No. 11 - Renewal of the power of the directors to allot shares. This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, shareholders representing a majority of the total voting rights of shareholders who are present at the meeting in person or by proxy and voting on the proposal vote in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Special Resolution

Proposal No. 12 - Renewal of the disapplication of pre-emptive rights. This proposal will be approved if (i) on a show of hands, at least 75% of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution, or (ii) on a poll, shareholders representing at least 75% of the total voting rights of shareholders who are present at the meeting in person or by proxy and voting on the proposal vote in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Voting Mechanics

Voting in advance of the meeting will ensure that your shares will be voted and reduces the likelihood that the Company will be forced to incur additional expenses soliciting proxies for the Annual General Meeting. Any record holder of our Ordinary Shares may attend the Annual General Meeting in person and may revoke the enclosed form of proxy at any time by:

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executing and delivering to the corporate secretary a later-dated proxy; or
•
voting in person at the Annual General Meeting.

Beneficial owners of our Ordinary Shares and ADSs representing our Ordinary Shares who wish to change or revoke their voting instructions should contact their brokerage firm, bank or other financial institution or the Depositary, as applicable, for information on how to do so. Generally, however, beneficial owners of our Ordinary Shares and ADSs representing our Ordinary Shares who wish to change or revoke their voting instructions may do so up until 10:00 a.m. New York City time (3:00 p.m. Dublin time) on the Instruction Date. Beneficial owners who wish to attend the Annual General Meeting and vote in person should contact their brokerage firm, bank or other financial institution holding Ordinary Shares of Amarin on their behalf in order to obtain a “legal proxy” which will allow them to both attend the meeting and vote in person. Without a legal proxy, beneficial owners cannot vote in person at the Annual General Meeting because their brokerage firm, bank or other financial institution may have already voted or returned a broker non-vote on their behalf. Record holders of ADSs who wish to attend the Annual General Meeting and vote in person should contact the Depositary (and beneficial owners wishing to do the same should contact their brokerage firm, bank or other financial institution holding their ADSs) to cause their ADSs to be cancelled and the underlying shares to be withdrawn in accordance with the terms and conditions of the Deposit Agreement so as to be recognized by us as a record holder of our Ordinary Shares.

With respect to any other matters that may properly come before the Annual General Meeting, including consideration of a motion to adjourn the Annual General Meeting to another time or place (including for the purpose of soliciting additional proxies), if proxies are returned, such proxies will be voted in a manner deemed by the proxy representatives named therein in their discretion. ADS voting instructions would extend only to the specific questions on the agenda, so Ordinary Shares represented by ADSs would not be voted as to any other matter that might properly come before the Annual General Meeting. The Board of Directors, at present, knows of no other business to be presented at the Annual General Meeting.

PROPOSALS NOS. 1, 2, 3, 4, 5, 6, 7, 8 AND 13

ELECTION OF DIRECTORS

In 2024, the classified structure of the Board was eliminated with effect from the conclusion of the 2024 annual general meeting. As a result, all directors of the Company are required to retire and seek re-election on an annual basis beginning at the Annual General Meeting. The directors elected at the Annual General Meeting will hold office until their successors are elected and qualified, unless they resign or their seats become vacant due to removal or other cause in accordance with the Articles.

As described below, the Board has nominated each of Mr. Aaron Berg, Ms. Patrice Bonfiglio, Mr. Paul Cohen, M.D., Mr. Keith L. Horn, Mr. Odysseas Kostas, M.D., Mr. Oliver O’Connor, Mr. Louis Sterling III, Ms. Diane E. Sullivan and Mr. Michael Torok for re-election at the Annual General Meeting. Each of the nominees has indicated his or her willingness to serve if re-elected. Should any of the nominees become unavailable for election at the Annual General Meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by the Board.

Nomination of Directors

The Nominating and Corporate Governance Committee, which acts as the Company’s nominating committee, reviews and recommends to the Board potential nominees for election to the Board. In reviewing potential nominees, the Nominating and Corporate Governance Committee considers the qualifications of each potential nominee in light of the Board’s existing and desired mix of experience and expertise. Specifically, as set forth in our Nominating and Corporate Governance Committee Charter, it considers whether the nominee satisfies the following minimum criteria: has experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing; is highly accomplished in his or her field, with superior credentials and recognition; is well regarded in the community and has a long-term reputation for the highest ethical and moral standards; has sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve; has a demonstrated history of actively contributing at board meetings (to the extent that the nominee serves or has previously served on other boards). In addition to these minimum qualifications, the Nominating and Corporate Governance Committee recommends that the Board select persons for nomination to help ensure that: a majority of the Board shall be independent in accordance with in the listing standards of the Nasdaq Capital Market (“Nasdaq”); each of the Company’s Audit, Remuneration and

Nominating and Corporate Governance Committees shall be comprised entirely of independent directors; and at least one member of the Audit Committee shall qualify as an audit committee financial expert as defined by Securities and Exchange Commission (“SEC”) rules. In addition, the Nominating and Corporate Governance Committee may consider whether the nominee has direct experience in the pharmaceutical, biotechnology or healthcare industries or in the markets in which the Company operates and whether the nominee, if elected, would assist in achieving a mix of Board members that represents a diversity of background and experience. Although the Nominating and Corporate Governance Committee may consider whether nominees assist in achieving a mix of Board members that represents a diversity of background and experience, which is not limited to race, gender or national origin, we have no formal policy regarding Board diversity.

After reviewing the qualifications of potential Board candidates, the Nominating and Corporate Governance Committee presents its recommendations to the Board, which selects the final director nominees. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board nominated each of Mr. Aaron Berg, Ms. Patrice Bonfiglio, Mr. Paul Cohen, M.D., Mr. Keith L. Horn, Mr. Odysseas Kostas, M.D., Mr. Oliver O’Connor, Mr. Louis Sterling III, Ms. Diane E. Sullivan and Mr. Michael Torok for re-election as directors.

The Nominating and Corporate Governance Committee considers shareholder nominees using the same criteria set forth above. Shareholders who wish to present a potential nominee to the Nominating and Corporate Governance Committee for consideration for election at a future annual general meeting of shareholders must provide the Nominating and Corporate Governance Committee with notice of the nomination and certain information regarding the candidate within the time periods set forth below under the caption “Shareholder Proposals.”

Nominees and Incumbent Directors

The table below sets forth the following information for the Company’s directors: the year each was first elected as a director of the Company, their respective ages, and the positions currently held with the Company:

Nominee / Director Name and Year of First Election	Age	Position(s) with the Company
Nominees for Director:
Aaron D. Berg (2024)	62	President and Chief Executive Officer
Patrice Bonfiglio (2023)	41	Director
Paul Cohen, M.D. (2023)	50	Director
Mark DiPaolo (2023)(1)	54	Director
Keith L. Horn (2023)	66	Director
Odysseas Kostas M.D. (2023)	50	Director
Oliver O'Connor (2023)	63	Director
Louis Sterling III (2023)	46	Director
Diane Sullivan (2023)	63	Director
Michael Torok (2025)	46	Director

(1) Mr. DiPaolo is not standing for re-election at the Annual General Meeting but will remain on the Board through the date of the Annual General Meeting.

Directors Nominated for Election

The following persons have been nominated by the Board to be elected as directors at the Annual General Meeting.

Aaron D. Berg joined Amarin in November 2012 as Vice President, Marketing and Managed Care. He has since served in roles of increasing responsibility, including as Senior Vice President, Marketing and Sales from February 2014 until April 2018, as Senior Vice President and Chief Commercial Officer from April 2018 through July 2021, then Executive Vice President, President-U.S., in August 2021. Mr. Berg was appointed President and Chief Executive Officer in June 2024. Before joining Amarin, Mr. Berg served as president and chief executive officer of Essentialis, Inc., a development stage pharmaceutical company, where he led the company’s work on triglyceride management. Prior to joining Essentialis, Mr. Berg served as vice president of marketing and sales at Kos Pharmaceuticals, where he was instrumental in driving annual revenues approaching $1 billion until the acquisition of Kos Pharmaceuticals by Abbott Laboratories in December 2006. Mr. Berg began his pharmaceutical industry career as a sales representative with Bristol-Myers Squibb, followed by various commercial positions with Schering-Plough and GlaxoSmithKline. He obtained his B.S. in Business Management, Marketing from the University of Maryland. Based on Mr. Berg’s executive experience in the biopharmaceutical industry and his current role as our President and Chief Executive Officer, the Board believes Mr. Berg has the appropriate set of skills to serve as a member of our Board

Ms. Patrice Bonfiglio joined Amarin as a non-executive director in February 2023. Patrice Bonfiglio is the President of Sarissa Capital Management LP, a registered investment adviser focused on constructive shareholder activism in the healthcare sector. Since 2013, Ms. Bonfiglio served in various roles at Sarissa Capital, including Chief Operating Officer, Chief Financial Officer and Chief Compliance Officer. From October 2020 to October 2022, Ms. Bonfiglio served as Chief Financial Officer of Sarissa Capital Acquisition Corp., a publicly traded special purpose acquisition company focusing on the healthcare and biopharma industry (Nasdaq: SRSA). Ms. Bonfiglio began her career in accounting and operations, and held such roles at Arbalet Capital Management, LP, Arrowhawk Capital Partners, LLC, Ridgefield Capital Asset Management and Pequot Capital Management, Inc. Ms. Bonfiglio received her B.S. degree from Temple University. Ms. Bonfiglio is well-qualified to serve as a member of our Board due to her significant operational, accounting, finance, and compliance expertise.

Dr. Paul Cohen joined Amarin as a non-executive director in February 2023. He is the Albert Resnick, MD Associate Professor, Head of the Laboratory of Molecular Metabolism, and Senior Attending Physician at The Rockefeller University. At the Rockefeller University, where he has served as an Associate Professor since 2021 and was an Assistant Professor from 2015 to 2021. Dr. Cohen is a member of the Scientific Advisory Board of Somite Therapeutics, Canary Cure Therapeutics, Moonwalk Biosciences, and Hoxton Farms. Since 2016, Dr. Cohen has been a practicing cardiologist at Memorial Sloan Kettering Cancer Center. He received his undergraduate degree from Harvard College. He then went on to graduate from the Tri-Institutional MD-PhD Program, where he completed his PhD research at the Rockefeller University studying the unique metabolic effects of the hormone leptin. Dr. Cohen received his MD from Weill Cornell Medical College. He then completed an Internal Medicine Residency at Columbia University Medical Center and a Cardiology Fellowship at Brigham and Women’s Hospital. He performed postdoctoral research training at the Dana Farber Cancer Institute studying transcriptional determinants of adipocyte identity. Dr. Cohen is well-qualified to serve as a member of our Board due to his significant scientific, medical, and research and development expertise.

Mr. Keith L. Horn joined Amarin as a non-executive director in February 2023. Mr. Horn is the founder and managing member of Loring Capital Advisors, LLC, a firm providing investment advisory and consulting services to hedge fund managers, asset management firms, and early-stage and start-up businesses. Mr. Horn served as the Chief Executive Officer and a director of Forest Road Acquisition Corp. from September 2020 to June 2021, when it consummated a business combination with The Beachbody Company. From 2003 to 2015, Mr. Horn served as Chief Operating Officer and a member of the Management Committee and Valuation Committee of Elliott Management Corporation, a global multi-strategy firm, where he was responsible for global management and oversight of operational, support and control functions of the firm's investment advisory business.

Prior to Elliott, Mr. Horn spent 16 years at Merrill Lynch, Pierce, Fenner & Smith Incorporated, serving in various capacities, including Global Head of Leveraged Finance, Head of Latin America Debt, and Chief of Staff to the Chairman and President. Mr. Horn began his career in private practice as a corporate and securities attorney. Since October 2021, Mr. Horn has served as an advisory board member of Sharp Alpha, a sports betting and gaming venture capital fund. Mr. Horn also served on the board of directors of Sarissa Capital Acquisition Corp., a special purpose acquisition company sponsored by Sarissa Capital from October 2021 to November 2022. From March 2021 to April 2023, Mr. Horn served as a director of Forest Road Acquisition Corp. II, a special purpose acquisition company. In addition, since January 2019, Mr. Horn has served as a director of Caliper Holdings, a company engaged in the consumer and commercial ingredients food and beverage business, and since March 2018, Mr. Horn has served as a director of ShopOne Centers REIT, Inc., an owner and operator of shopping malls. In addition, in July 2019, Mr. Horn was appointed to the strategic advisory board of lnvestcorp Strategic Capital Partners, a fund established to assemble a diverse portfolio of general partnership stakes in alternative asset managers. In December 2019, Mr. Horn joined the Strategic Advisory Board of the Forest Road Company, LLC, a specialty finance and tax services company that lends against U.S. tax credits and provides capital in the media space.

From April 2016 to November 2019, Mr. Horn served on the board of directors of Empire Resorts, Inc., which operates in the gaming and hospitality industries, where he served as Chairperson of the audit committee and as Chairperson of the special committee in its review and approval of an acquisition transaction pursuant to which Empire became a privately-held entity. Mr. Horn also serves on the board of directors for the Binghamton University Foundation and is a member of the Foundation investment committee. He is also a member of the board of directors of PeacePlayers International, a non-profit organization that uses the game of basketball to educate and unite children in areas of conflict around the world. Mr. Horn received his J.D. (cum laude) from Georgetown University Law Center and his B.A. degrees in Economics and Political Science from Binghamton University, where he graduated Phi Beta Kappa with highest honors. Mr. Horn is well-qualified to serve as a member of our Board due to his significant experience in investments, capital markets, operations, capital allocation, strategic collaboration, corporate governance, corporate finance, and mergers and acquisitions.

Dr. Odysseas Kostas, M.D., joined Amarin as a non-executive director in February 2023. Since 2016, Mr. Kostas has served as a Partner and Senior Managing Director of Sarissa, and he currently also serves as Head of Research. He most recently served as a director at Evercore ISI (formerly ISI), where he was employed from 2011 to 2015, covering the biotechnology and pharmaceutical industries. Previously, he practiced internal medicine as part of the Yale New Haven Health system and was engaged as a consultant to various biotechnology companies. Since December 2017, Dr. Kostas has served on the board of directors of Innoviva, Inc. (Nasdaq: INVA) (as Chairman from December 2017 to December 2020), and since February 2020, has served on the board of directors of Armata Pharmaceuticals, Inc. (NYSE: ARMP). Dr. Kostas also served on the board of directors of Enzon Pharmaceuticals, Inc., from 2013 to 2020. Dr. Kostas received his B.S. degree from the Massachusetts Institute of Technology and his M.D. degree from the University of Texas Southwestern Medical School. Dr. Kostas is well-qualified to serve as a member of our Board due to his significant experience in medicine, investments, operations, research and development, capital allocation, partnerships and strategic collaboration, corporate governance, corporate finance, and mergers and acquisitions.

Mr. Oliver O’Connor joined Amarin as a non-executive director in April 2023. Mr. O’Connor currently serves as the Chief Executive Officer of the Irish Pharmaceutical Healthcare Association, a position he has held since January 2015. Earlier in his career, Mr. O’Connor served as an advisor to the Deputy Prime Minister, Minister for Enterprise, Trade and Employment and Minister for Health and Children in Ireland. Mr. O’Connor has served as a founder board member of the Irish Medicines Verification Organisation since 2017. Mr. O’Connor earned an MBA from Stanford University’s Graduate School of Business and a Bachelor of Arts from University College Dublin. Mr. O’Connor is well-qualified to serve on our Board as he brings more than 30 years of experience in government and health policy, pharmaceutical industry, and finance.

Mr. Louis Sterling III joined Amarin as a non-executive director in February 2023. Since January 2017, Mr. Sterling has been a private investor targeting small-cap public equities and select fast-growth private companies, particularly in the healthcare industry. Prior to 2017, Mr. Sterling worked in investment banking (corporate finance/M&A) at Goldman Sachs, middle-market private equity at Lincolnshire Management, and was a managing director at BondFactor. From December 2021 to April 2023, Mr. Sterling served as a director of BZAM Ltd. (formerly the Green Organic Dutchman Holdings Ltd.), a sustainable global cannabis company, and served as chair of the corporate governance & nominating committee and as a member of the compensation committee. Mr. Sterling received his J.D. from Harvard Law School, his M.B.A. from Harvard Business School, and his B.B.A. from Howard University. Mr. Sterling is well qualified to serve as a member of our Board due to his significant investments, operations, capital allocation, corporate finance, and mergers and acquisitions expertise.

Ms. Diane Sullivan joined Amarin as a non-executive director in February 2023. Ms. Sullivan founded her own consulting firm in May 2020, which specializes in strategy development and providing commercialization expertise for life sciences companies. Since May 2020, Ms. Sullivan has served as part-time Chief Commercial Officer of DalCorp Pharmaceuticals. Since July 2023, Ms. Sullivan has served on the board of directors of Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX). From November 2018 to April 2020, Ms. Sullivan served as Chief Commercial Officer of The Medicines Company (“MDCO”), until its $9.7B acquisition by Novartis. Prior to her time at MDCO, Ms. Sullivan was an independent commercialization and market access consultant from October 2017 to November 2018. Ms. Sullivan was Vice President, Market Access & Patient Strategies at AstraZeneca from 2013 to 2017. She was Vice President, Specialty Payer & Channel Group at Pfizer from 2009 to 2013 and prior to the acquisition, was Vice President, Healthcare Systems Marketing at Wyeth in 2008.

Before Wyeth, Ms. Sullivan spent 12 years in a series of strategy, marketing, brand management, business development, and integration roles at GlaxoSmithKline. She began her career at IBM and was a member of the team that launched IBM’s entry into the Health Data Networking business. Ms. Sullivan served on the board of directors of OrthogenRx, a privately held medical device company from May 2018 until it was acquired by Avanos Medical in January 2022. Ms. Sullivan received a B.A. from Dickinson College. She also graduated from IBM’s intensive two-year marketing and account management training program as well as IBM’s customized version of an M.B.A. program. Ms. Sullivan is well-qualified to serve as a member of our Board due to her significant investments, operations, research and development, capital allocation, partnerships and strategic collaboration, corporate governance, corporate finance, and mergers and acquisitions expertise.

Mr. Michael Torok joined Amarin as a non-executive director in April 2025. Since 2008, Mr. Torok has served as the co-founder and managing director of JEC Capital Partners, LLC, an investment company with offices in the United States and Germany. Prior to that, Mr. Torok served as Chief Financial Officer for Integrated Dynamics Engineering Inc. a semiconductor equipment technology company that was acquired by Aalberts Industries (AMS: AALB), from 2006 to 2009. Earlier in his career, Mr. Torok served in various positions at PricewaterhouseCoopers LLP, a multinational professional services network of firms. Mr. Torok has served on the board of directors of Liberated Syndication, Inc. (formerly NASDAQ: LSYN), a podcasting platform for creators and advertisers, since December 2022. Mr. Torok previously served on the boards of directors of Carisma Therapeutics Inc. (NASDAQ: CARM) from March 2023 to October 2024, Photon Control Inc. (formerly TSX: PHO) from 2016 to 2018, and Symbility Solutions Inc. from 2015 to 2018. Mr. Torok received a B.S. in Accounting and Finance and a Masters in Finance from Boston College. Mr. Torok is well qualified to serve as a member of our Board due to his experience in capital markets, mergers and acquisitions, capital resources and operational improvements.

Directors Not Standing For Reelection

On March 25, 2025, Mr. DiPaolo notified the Company that he would not stand for re-election at the Annual General Meeting.

Mr. Mark DiPaolo joined Amarin as a non-executive director in February 2023. Since February 2013, Mark DiPaolo has served as the Senior Partner and General Counsel of Sarissa. From 2005 to 2013, Mr. DiPaolo served as a senior member of Carl lcahn's investment team at Icahn Capital, working on all aspects of Mr. lcahn's investment strategy. During that time, Mr. DiPaolo worked closely with Dr. Alexander Denner, the Founder and Chief Investment Officer of Sarissa Capital, on many healthcare investments and achieved many favorable outcomes for shareholders. Mr. DiPaolo worked with Dr. Denner in founding Sarissa Capital and has been instrumental in the development and execution of Sarissa Capital's investments and strategy. Prior to working at Icahn, Mr. DiPaolo was an M&A attorney at Willkie Farr & Gallagher LLP. Since February 2018, Mr. DiPaolo has served on the board of directors of lnnoviva, Inc. From August 2017 to September 2018, Mr. DiPaolo also served on the board of directors of Novelion Therapeutics Inc. Mr. DiPaolo received his B.A. degree from Fordham University and his J.D. degree from Georgetown University. Mr. DiPaolo is well-qualified to serve as a member of our Board due to his significant experience in investments, operations, capital allocation, corporate governance, corporate finance, and mergers and acquisitions.

Vote Required

Each nominee will be elected to the Board if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of such nominee or (ii) on a poll, shareholders representing a majority of the total voting rights of shareholders who are present at the meeting in person or by proxy and voting on the proposal vote in favor of such nominee. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the election of all the nominees named in this Proxy Statement.

THE BOARD RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 9

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

As recommended by our shareholders at our 2023 annual general meeting and subsequently approved by our Board, we give our shareholders the opportunity to cast an advisory (non-binding) vote to approve the compensation of the Company’s “named executive officers,” each year (a so-called “say-on-pay” vote). At the 2024 annual general meeting, the Company’s shareholders supported the say-on-pay vote with approximately 79.5% of the votes cast in favor of the proposal.

The say-on-pay vote is a non-binding vote to approve the compensation of the Company’s “named executive officers,” as described in this Proxy Statement under the “Executive Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure on pages 26 to 58 of this Proxy Statement. Our philosophy in setting compensation policies for executive officers has two fundamental objectives: (1) to attract and retain a highly skilled team of executives and (2) to align our executives’ interests with those of our shareholders by rewarding short-term and long-term performance and tying compensation to increases in shareholder value. The Remuneration Committee believes that executive compensation should be directly linked both to continuous improvements in corporate performance (so-called “pay for performance”) and accomplishments that are expected to increase shareholder value. The “Executive Compensation Discussion and Analysis” section herein provides a more detailed discussion of the executive compensation program and compensation philosophy managed by our Board and our Remuneration Committee, including how we align compensation elements with our annual goals and long-term business strategies and objectives, as well as review of incentive compensation, which is intentionally heavily weighted to equity compensation in an effort to align such compensation with the interests of our investors, and review the Company’s performance against predefined goals.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Board or our Remuneration Committee. However, our Board, including our Remuneration Committee, values the opinions of our shareholders and, considers changes to our executive compensation program as appropriate in response to input from shareholders and evolving factors such as the business environment and competition for talent. See the "Executive Compensation Discussion and Analysis" section of this Proxy Statement for additional information on our shareholder outreach on executive compensation and our approach for 2024 compensation.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 9:

“RESOLVED, that the shareholders of the Company approve, on a non-binding, advisory basis, the compensation of the Company’s ‘named executive officers,’ as disclosed in this Proxy Statement under the 'Executive Compensation Discussion and Analysis' section, the compensation tables and the narrative disclosures that accompany the compensation tables.”

Vote Required

This advisory proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, shareholders representing a majority of the total voting rights of shareholders who are present at the meeting in person or by proxy and voting on the proposal vote in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NO. 9.

PROPOSAL NO. 10

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for the fiscal year ending December 31, 2025 and has further directed that we submit the selection of E&Y for approval by our shareholders at the Annual General Meeting.

The Audit Committee reviews and pre-approves all audit and non-audit services performed by our independent registered public accounting firm, as well as the fees charged for such services. All fees incurred in fiscal year 2024 for services rendered by E&Y were approved in accordance with these policies. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible impact of the performance of such services on the auditor’s independence. The Audit Committee has determined that the non-audit services performed by E&Y in the fiscal year ended December 31, 2024 were compatible with maintaining the auditor’s independence. Additional information concerning the Audit Committee and its activities can be found in the following sections of this Proxy Statement: “Board Committees” and “Report of the Audit Committee.”

E&Y commenced auditing our annual financial statements with the fiscal year ended December 31, 2014. Representatives of E&Y are expected to be available telephonically at the Annual General Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate shareholder questions.

Fees for Independent Registered Public Accounting Firm

The following is a summary of the fees billed to the Company by E&Y for professional services rendered for the fiscal years ended December 31, 2024 and 2023. Audit fees are for services relating to the years ended December 31, 2024 and 2023 as described in (1) below and all non-audit fees are for services invoiced in 2024 and 2023.

	2024	2023
Audit Fees(1):	$1,597,824	$1,770,160
Audit-Related Fees:	124,500	110,000
Tax Fees:	—	—
All Other Fees(2):	—	35,000
Total All Fees:	$1,722,324	$1,915,160

1.
Audit fees for 2024 and 2023 include fees incurred in connection with the audit of our financial statements as of December 31, 2024 and 2023, as prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), costs incurred in connection with the audit of statutory financial statements as of December 31, 2024 and 2023, as prepared in accordance with International Financial Reporting Standards (“IFRS”), and costs incurred in connection with registration statement filings.
2.
All other fees for 2023 include fees incurred in connection with agreed upon procedures performed related to the Company's share repurchase program announced on January 10, 2024.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 10:

“RESOLVED, to appoint Ernst & Young LLP as the Company’s auditors to hold office from the conclusion of this meeting until the conclusion of the next meeting at which the annual accounts are laid before the Company and to authorize the Audit Committee to agree the remuneration of the auditors.”

In the event that shareholders do not approve the foregoing resolution, we will need to engage a third-party auditor who will act as our independent registered public accounting firm under U.S. law and as our statutory auditor under UK law for the fiscal year ending December 31, 2025. We may proceed to engage such firm as our Board and Audit Committee deem advisable, which firm may include E&Y.

Vote Required

This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, shareholders representing a majority of the total voting rights of shareholders who are present at the meeting in person or by proxy and voting on the proposal vote in favor of the resolution. As a result, abstentions will have no effect on the vote outcome. Because brokers and other nominees can exercise their discretionary authority on this matter, we do not expect there to be any broker non-votes for this proposal, but any broker non-votes would have no effect on the vote outcome.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NO. 10

PROPOSAL NO. 11

RENEWAL OF THE POWER OF THE DIRECTORS TO ALLOT SHARES

As a matter of English law, directors of an English public company must have specific authority from shareholders to allot shares in the company or to grant rights to subscribe for or to convert any security into shares in the company (subject to limited exceptions). This authority is not generally required when companies domiciled in the United States are issuing securities.

While not required by English law, we understand it is market practice for England and Wales companies listed in the United States to seek shareholder authority to allot shares up to an aggregate nominal value of 20% of the company's issued share capital and for such authority to be renewed each year.

At the 2023 annual general meeting, our shareholders authorized our directors to allot shares in the Company or to grant rights to subscribe for or to convert any security into shares in the Company up to an aggregate nominal amount of £125,000,000 (being the aggregate nominal amount of £110,000,000 in respect of Ordinary Shares and £15,000,000 in respect of Preference Shares) for a period of 18 months.

The Board believes that it is important for the Company to retain the flexibility to allot equity securities on an accelerated basis should the Board determine it is necessary or advisable and in the best interests of shareholders, without incurring the costs or delays associated with calling a special meeting and preparing and circulating proxy materials to approve specific allotments of shares. Without the approval of this Proposal No. 11, the Company may not be able to raise additional capital, in a timely manner or at all, if and as needed to fund its ongoing business and operations.

As a result, this Proposal No. 11 seeks shareholder approval to renew the grant of authority to the Board to allot shares in the Company or grant rights to subscribe for or to convert any security into shares of the Company (the “Rights”) up to an aggregate nominal amount of £38,400,000 (being the aggregate nominal amount of £33,792,000 in respect of ordinary shares with a par value of £0.50 each (“Ordinary Shares”) and £4,608,000 in respect of preference shares with a par value of £0.05 each (“Preference Shares”), which is equal to approximately 18% of the existing issued share capital, for a period of 18 months, except that the Company may, before such expiration, make an offer or agreement which would, or might, require shares to be allotted or Rights to be granted after the expiration of such period and the Board may allot relevant securities in pursuance of any such offer or agreement notwithstanding that the authority conferred by this Proposal No. 11 has expired.

To be clear, the Company has no present plans or proposals to effect share issues in a single transaction, or to a small number of persons resulting in one or more of such persons becoming a principal shareholder of the Company with the attendant ability to exercise significant influence over the Company’s affairs.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 11:

“RESOLVED, to generally and unconditionally authorize the Board of the Company, in accordance with Section 551 of the Companies Act 2006, to exercise all powers of the Company to allot shares in the Company or grant rights to subscribe for or to convert any security into shares of the Company (“Rights”) up to an aggregate nominal amount of £38,400,000 (being the aggregate nominal amount of £33,792,000 in respect of Ordinary Shares and £4,608,000 in respect of Preference Shares), provided that: (a) this authority shall, unless renewed, varied, or revoked by the Company, expire on the 18-month anniversary of the date on which this resolution is passed, except that the Company may, before such expiration, make an offer or agreement which would, or might, require shares to be allotted or Rights to be granted after the expiration of such period and the Board may allot shares or grant Rights in pursuance of any such offer or agreement notwithstanding that the authority conferred by this resolution has expired; and (b) this authority replaces all subsisting authorities previously granted to the Board for the purposes of Section 551, which, to the extent unused at the date of this resolution, are revoked with immediate effect, without prejudice to any allotment of shares or grant of rights already made, offered or agreed to be made under such authorities.”

Vote Required

This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, shareholders representing a majority of the total voting rights of shareholders who are present at the meeting in person or by proxy and voting on the proposal vote in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NO. 11

PROPOSAL NO. 12

RENEWAL OF THE DISAPPLICATION OF PRE-EMPTION RIGHTS

As a matter of English law, when the directors of an English public company allot shares in a company for cash, the company must first offer those equity securities on the same or more favorable terms to existing shareholders of the company on a pro rata basis (commonly referred to as the statutory pre-emption right and subject to limited exceptions) unless this statutory pre-emption right is disapplied, or opted-out of, by approval of the shareholders. Observance of statutory pre-emption rights is not generally required when companies domiciled in the United States are issuing securities.

While not required by English law, we understand it is market practice for England and Wales companies listed in the United States to seek shareholder authority to opt out of such pre-emption rights, consistent with U.K. institutional investor guidelines applicable to such companies and for such authority to be renewed each year. Among other things, these guidelines require the issue of shares for cash on a non-pre-emptive basis to be limited to (i) no more than 10% of the existing issued share capital in any one year, (ii) an additional up to 10% that can be used only in connection with an acquisition or specified capital investment and (iii) an additional 2% of issued share capital, plus an additional 2% to be used only in connection with an acquisition or specified capital investment, which may be used only for a follow-on offer to retail investors and existing shareholders.

At the 2023 Annual General Meeting, our shareholders authorized our directors to allot shares in the Company without such allotment being subject to statutory pre-emption rights up to an aggregate nominal amount of £125,000,000 (being the aggregate nominal amount of £110,000,000 in respect of Ordinary Shares and £15,000,000 in respect of Preference Shares) for a period of 18 months.

Obtaining disapplication of pre-emption rights at the time of each individual proposed stock issuance is time-consuming and costly. The Board believes it is important for the Company to reduce such costs, minimize the delays associated with convening special meetings of shareholders, and provide the Company with sufficient flexibility in the issuance of equity securities on such terms and conditions as the Board considers to be in the best interests of the Company and its shareholders.

As a result this Proposal No. 12 seeks shareholder approval to renew the pre-emption disapplication up to an aggregate nominal amount of £21,330,000 (being the aggregate nominal amount of £18,770,400 in respect of Ordinary Shares and £2,559,600 in respect of Preference Shares), which is equal to approximately 10% of the existing issued share capital of the Company, for a period of 18 months, except that the Company may, before such expiration, make an offer or agreement which would, or might, require equity securities to be alloted on a non-preemptive basis after such expiration and the directors may allot equity securities in pursuance of any such offer or agreement notwithstanding that the authority conferred hereby has expired.

To be clear, the Company has no present plans or proposals to effect share issues in a single transaction, or to a small number of persons resulting in one or more of such persons becoming a principal shareholder of the Company with the attendant ability to exercise significant influence over the Company’s affairs.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 12:

“RESOLVED, to give power to the Board, subject to the passing of Resolution No. 11 above and in accordance with Section 570 of the Companies Act 2006, to allot equity securities (as defined in Section 560 of the Companies Act) pursuant to the authority conferred upon them by Resolution No. 11, as if Section 561(1) of the Companies Act did not apply to any such allotment, provided that the power hereby conferred shall (a) be limited to the allotment of equity securities up to an aggregate nominal amount of £21,330,000 (being the aggregate nominal amount of £18,770,400 in respect of Ordinary Shares and £2,559,600 in respect of Preference Shares); and (b) expire on the 18-month anniversary of the date on which this resolution is passed (unless renewed, varied or revoked by the Company prior to or on that date), except that the Company may, before such expiration, make an offer or agreement which would, or might, require equity securities to be allotted after the expiration of such period and the directors may allot equity securities in pursuance of any such offer or agreement notwithstanding that the authority conferred by this resolution has expired.”

Vote Required

This proposal will be approved if (i) on a show of hands, at least 75% of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution, or (ii) on a poll, shareholders representing at least 75% of the total voting rights of shareholders who are present at the meeting in person or by proxy and voting on the proposal vote in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NO. 12

ADDITIONAL BUSINESS

As a public limited company organized under the laws of England and Wales, it is a statutory requirement that the Board lay before the Annual General Meeting the Company’s statutory accounts, which are the Company’s Annual Report for the year ended December 31, 2024, as prepared in conformity with GAAP (the “Annual Report”), and the accounts for the financial year ended December 31, 2024, prepared in accordance with IFRS (the “Statutory Accounts”). In accordance with the Companies Act and the Articles, the Statutory Accounts are available for download in “PDF” format on the Company’s website (https://www.amarincorp.com/investor-relations/financial-information). In addition, hard copies of the Statutory Accounts may be obtained by contacting the Company’s investor relations department at Amarin Corporation plc, c/o Amarin Pharma, Inc., 440 US Highway 22, Suite 300, Bridgewater, NJ 08807 or by telephone at (908) 719-1315. Shareholders of the Company will not be asked to take any action in respect of the Statutory Accounts at the Annual General Meeting.

We know of no other matters to be submitted to a vote of shareholders at the Annual General Meeting. If any other matter is properly brought before the Annual General Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment. In order for any shareholder to nominate a candidate at a given annual general meeting, he or she must provide timely written notice to our corporate secretary pursuant to the terms of our Articles and the Companies Act.

CORPORATE GOVERNANCE

Director Independence

We believe that the Company benefits from having a strong and independent Board. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company that would affect his or her exercise of independent judgment. On an annual basis, the Board reviews the independence of all directors under guidelines established by Nasdaq and in light of each director’s affiliations with the Company and members of management, as well as significant holdings of Company securities. This review considers all known relevant facts and circumstances in making an independence determination. Based on this review, the Board has made an affirmative determination that all directors, other than Mr. Berg, are independent. Mr. Berg is not independent because of his status as the Company's President and Chief Executive Officer.

Code of Conduct

Our Board has adopted a Code of Conduct that applies to our directors, officers, and employees. We believe that our Board and its committees, led by a group of strong and independent directors, provide the necessary leadership, wisdom, and experience that the Company needs in making sound business decisions. Our Code of Conduct helps clarify the operating standards and ethics that we expect of all of our officers, directors, employees and third-party contractors and consultants in making and implementing those decisions. Waivers of our Code of Conduct may only be granted by the Board or the Audit and Risk Committee of the Board. Our Code of Conduct currently in effect was adopted in July 2024. Our Code of Conduct is available on the corporate governance section of our website (which is a subsection of the investor relations section of our website) at the following address: https:www.amarincorp.com/investor-relations/corporate-governance. You may also request a printed copy of the code, without charge, by writing to us at Amarin Pharma, Inc., 440 Route 22, Suite 300, Bridgewater, NJ 08807, Attention: Investor Relations. In addition, should any changes be made to our Code of Conduct, we intend to disclose within four business days on our website (or in any other medium required by law or Nasdaq): (a) the date and nature of any amendment to our Code of Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (b) the nature of any waiver, including an implicit waiver, from a provision of our Code of Conduct that is granted to one of these specified officers, the name of such person is granted the waiver, and the date of the waiver.

Shareholder Communications

Generally, shareholders who have questions or concerns regarding the Company should contact our Investor Relations department at (908) 719-1315. However, any shareholder who wishes to address questions regarding the business or affairs of the Company directly with the Board, or any individual director, should direct his or her questions in writing to the Chairman of the Board, Amarin Corporation plc, One Central Plaza, 8th Floor, Dame Street, Dublin D02 K7K5, Ireland or c/o Amarin Pharma, Inc., 440 US Highway 22, Suite 300, Bridgewater, New Jersey 08807. Upon receipt of any such communications, the correspondence will be directed to the appropriate person, including individual directors.

BOARD OF DIRECTORS AND COMMITTEES

Board Leadership Structure and Risk Oversight

On March 2023, Dr. Kostas, an independent director, was appointed as our Chairman of the Board. All key committees of the Board are comprised solely of, and chaired by, independent directors. The Board believes that this structure, combined with the Company’s established corporate governance guidelines, provides an effective leadership structure for the Company. In addition, to ensure effective independent oversight of the Company, the Board holds meetings of the independent directors of the Board at every meeting.

The Board has overall responsibility for the oversight of the Company’s risk management process, which is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. Risk management includes not only understanding company-specific risks and the steps management implements to manage those risks, but also what level of risk is acceptable and appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices. The Board periodically reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company. The Board also delegates oversight to Board committees to oversee selected elements of risk as set forth below.

As part of the Board’s risk oversight role, our Remuneration Committee reviews and evaluates the risks associated with our compensation programs. In 2024, the Remuneration Committee reviewed our compensation policies as generally applicable to our employees and believed that our policies do not encourage excessive or unnecessary risk-taking, and that the level of risk that they encourage is not reasonably likely to have a material adverse effect on Amarin. In making this determination, our Remuneration Committee considered the following:

•
the Company’s use of different types of compensation vehicles to provide a balance of long- and short-term incentives with fixed and variable components;
•
the granting of equity-based awards with time-based vesting and performance-based vesting, both of which encourage participants to look to long-term appreciation in equity values;
•
the Company’s annual bonus determinations for each employee being tied to achievement of Company goals, which goals promote long-term value;
•
the Company's adoption and implementation of the compensation Clawback Policy, providing for the recovery of certain cash- and equity-based incentive compensation paid or awarded to our executive officers if there is a restatement of our financial results due to material noncompliance with financial reporting requirements;
•
the Company's cybersecurity risk management process, a critical part of our overall enterprise risk management program, which among other things, aims to safeguard the security of our computer systems, software, networks, and other technology assets, including those systems which have financial information and connections; and
•
the Company’s system of internal control over financial reporting and Code of Conduct, which among other things, reduce the likelihood of manipulation of the Company’s financial performance to enhance payments under any of its incentive plans.

During our 2024 fiscal year, our Board formally met ten times. Each director attended at least 75% of the aggregate of these meetings of the Board and meetings of the committees of which he or she was a member in our last fiscal year. Our Board has a standing Audit Committee, Remuneration Committee and a Nominating and Corporate Governance Committee. All members of the Audit, Remuneration, and Nominating and Corporate Governance Committees are non-employee directors who are deemed independent. In addition to the formal meeting numbers referenced herein, the Board and its committees met or engaged in discussions informally throughout the year.

Although the Company has no formal policies regarding director attendance at annual general meetings, it generally encourages directors to attend annual general meetings and expects that members of the Board will attend annual general meetings when conditions permit.

Board Committees

Audit Committee. In March 2023, following our Special General Meeting of Shareholders, Mr. Horn (Chair), Ms. Bonfiglio, Ms. Sullivan, and Mr. Sterling were appointed to the Audit Committee. The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Audit Committee also assists the Board in overseeing the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the external auditors’ qualifications and independence, the performance of the Company’s internal audit function and external auditors and performs other duties, as set forth in the Audit Committee charter. The Audit Committee charter is furnished on our website at www.amarincorp.com/investor-relations/corporate-governance. All members of the Audit Committee satisfy the current independence standards promulgated by Nasdaq and the SEC, and the Board has determined that Keith L. Horn and Patrice Bonfiglio each meet the definition of “audit committee financial expert,” as defined in Item 407 of Regulation S-K. The Audit Committee formally met nine times during our 2024 fiscal year.

Nominating and Corporate Governance Committee. In March 2023, following our Special General Meeting of Shareholders, Mr. Sterling (Chair), Mr. DiPaolo and Dr. Kostas were appointed to the Nominating and Corporate Governance Committee, and Mr. O’Connor was appointed to the Nominating and Corporate Governance Committee at the time of his appointment to the Board in April 2023. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board. The Nominating and Corporate Governance Committee also develops and implements policies and processes regarding corporate governance matters, assesses Board membership needs and acts as the Company’s nominating committee by reviewing potential director nominees and recommending nominees to the Board. The Nominating and Corporate Governance Committee charter is furnished on our website at www.amarincorp.com/investor-relations/corporate-governance. All members of the Nominating and Corporate Governance Committee satisfy the current Nasdaq independence standards. The Nominating and Corporate Governance Committee met formally four times during our 2024 fiscal year.

Remuneration Committee. In March 2023, following our Special General Meeting of Shareholders, Ms. Sullivan (Chair), Ms. Bonfiglio, Dr. Cohen, and Mr. Horn were appointed to serve as members of the Remuneration Committee. The Remuneration Committee, together with the Board, determines the framework for the compensation of the Company’s Chief Executive Officer and such other members of executive management as it is designated to consider. The Remuneration Committee also determines the corporate and individual performance goals under the Company’s management incentive plan and achievement of these goals, as well as reviews and reassesses the Company’s processes and procedures for the consideration and determination of executive remuneration. Further, the Remuneration Committee oversees any major changes in employee benefit structures throughout the Company and performs other duties as set forth in the Remuneration Committee charter. Additionally, the Remuneration Committee reviews and discusses with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K, prepares the Remuneration Committee report required by SEC rules to be included in our annual proxy statement, and administers our compensation recovery policy. The Remuneration Committee may delegate its authority to a subcommittee composed of one or more of its members. The Remuneration Committee charter is furnished on our website at www.amarincorp.com/investor-relations/corporate-governance. All members of the Remuneration Committee satisfy the current Nasdaq and SEC independence standards and qualify as “non-employee directors” under Rule 16b-3 of the Exchange Act. The Remuneration Committee met formally eight times during our 2024 fiscal year.

Our Board may, as needed or advisable from time to time, form temporary or ad hoc committees and delegate the authority to oversee, identify, evaluate or negotiate a specific issue or opportunity and to make recommendations to the full Board.

Compensation Committee Interlocks and Insider Participation

No one who served on the Remuneration Committee during 2024, is or has been an officer or employee of Amarin. None of our executive officers served as a member of the compensation committee (or other committee of the board of directors serving the compensation function or, in the absence of any such committee, the entire board of directors) of another entity where such entity’s executive officers served on our Remuneration Committee. Moreover, none of our executive officers served as a member of the board of directors or compensation committee (or other committee of the board of directors serving the compensation function or, in the absence of any such committee, the entire board of directors) of another entity where such entity’s executive officers served on our Board or Remuneration Committee.

EXECUTIVE OFFICERS

Our current executive officers and their respective positions are set forth in the following table. Biographical information regarding each executive officer is set forth following the table.

Name	Age	Position
Aaron D. Berg	62	President and Chief Executive Officer (principal executive officer)
Peter L. Fishman	41	Senior Vice President, Chief Financial Officer (principal financial officer and principal accounting officer)
Steven B. Ketchum, Ph.D.	60	Executive Vice President, President of R&D and Chief Scientific Officer
Jonathan N. Provoost	55	Executive Vice President, Chief Legal & Compliance Officer and Secretary

Aaron D. Berg is also a member of our Board. Please refer to Proposals No. 1, 2, 3, 4, 5, 6, 7, 8 and 13 "Election of Directors" for Mr. Berg's biography.

Peter L. Fishman joined Amarin in January 2019 and has since held roles of increasing responsibility within the Company’s finance team. In December 2024, he was appointed Chief Financial Officer for the Company, and is responsible for leading Amarin’s global finance organization. Prior to that he served as the Company’s principal financial and accounting officer since October 2024, and as Vice President & Global Controller since October 2022. Prior to joining Amarin, from 2013 to 2019, Mr. Fishman served in roles of increasing responsibility, including leading all aspects of financial reporting with Toys R Us. Mr. Fishman holds a Bachelor of Arts degree in accounting from American University, a Masters of Business Administration degree from Rowan University and is a certified public accountant.

Steven B. Ketchum, Ph.D., joined Amarin in February 2012 as Senior Vice President and President of Research and Development. He was named Chief Scientific Officer in January 2016. Dr. Ketchum has more than 25 years of experience in late-stage product development and clinical regulatory strategy. From 2008 to 2012, Dr. Ketchum served as senior vice president of research and development for Viracta Therapeutics, Inc., formerly known as Sunesis Pharmaceuticals, Inc. (which subsequently merged with, and was renamed, Viracta Therapeutics, Inc. in February 2021) where he provided strategic direction for all facets of research and development, including clinical strategy and operations, regulatory affairs, and pharmaceutical development and where he continued to serve on its board of directors until February 2021. From 2005 to 2008, Dr. Ketchum served as senior vice president of research and development and medical affairs for Reliant Pharmaceuticals where he led development and support activities for Lovaza and other commercialized cardiovascular products. Prior to 2005, Dr. Ketchum was senior vice president of operations and regulatory affairs at IntraBiotics Pharmaceuticals, Inc., and also held positions of increasing responsibility in regulatory affairs during his nearly eight-year tenure at ALZA Corporation, where he supported the development and commercialization of a number of products, including Concerta. Dr. Ketchum earned a Ph.D. in pharmacology from University College London and a B.S. in biological sciences from Stanford University.

Jonathan N. Provoost joined Amarin in November 2023 as Executive Vice President, Chief Legal & Compliance Officer and Secretary. Mr. Provoost’s broad experience in the legal profession includes serving as Chief Compliance Officer and General Counsel, management of intellectual property, general transactions, litigation, and various business activities. Before joining Amarin, beginning in October 2019, Mr. Provoost served as Vice President, General Counsel and Chief Compliance Officer at Tris Pharma, Inc. Prior to Tris, Mr. Provoost served as General Counsel for Business Development & Licensing at Mallinckrodt Pharmaceuticals. Earlier in his career, Mr. Provoost served in various legal roles for other pharmaceutical companies, including Ikaria, Inc., Kos Pharmaceuticals and Bristol-Myers Squibb. Mr. Provoost earned his J.D. from Pace University School of Law, his M.B.A. from Lehigh University, and a B.S. in Chemistry from SUNY Oswego, in addition to serving in the U.S. Marine Corps Reserve. Mr. Provoost is admitted to New York State Bar and New Jersey State Bar and is registered to practice before the U.S. Patent and Trademark Office (USPTO).

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Transactions with Related Parties

Since January 1, 2024, other than the compensation arrangements described below under the captions “Executive Compensation Discussion and Analysis” and “Director Compensation,” there have not been and there is not currently proposed to be any transactions between us and our directors and executive officers, nominees for director, holders of more than 5% of our outstanding Ordinary Shares, or members of their immediate families of any of the foregoing persons.

Related-Party Transaction Review and Approval

Our Board has adopted policies and procedures for the review and approval of related-party transactions and has delegated to our Compliance Officer the authority to review and approve the material terms of any proposed related-party transactions.

Our Board has also adopted a Related Persons Transaction Approval Policy. Pursuant to our Related Persons Transaction Approval Policy, any transaction or relationship between the Company, or any of its subsidiaries, and a related person should be promptly reported to the Compliance Officer. The Related Persons Transaction Approval Policy defines a "related person" as one of the Company's executive officers, directors, director nominees, beneficial owners of more than 5% of the Company's securities or an immediate family member of any of the foregoing. Our Related Persons Transaction Approval Policy is administered by our Compliance Officer. Our Compliance Officer may review any transaction or relationship with a related party with the Board or the Audit Committee as deemed appropriate.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Executive officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all reports filed under Section 16(a). To the Company’s knowledge, based solely on the review of copies of the reports filed with the SEC, all such reports required to be filed by our executive officers, directors and greater-than-10% shareholders during the fiscal year ended December 31, 2024 were timely filed, except for three late Form 4s for Mr. Berg, Dr. Ketchum and Mr. Reilly, each related to annual grants of restricted stock units and options, due to administrative error.

INSIDER TRADING POLICY

Amarin has insider trading policies and procedures governing the purchase, sale and/or other dispositions of our securities by our officers, directors, and employees and certain affiliated persons, and has implemented processes for Amarin, that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. Amarin’s insider trading policy applicable to the Company's directors, executive officers and certain designated employees prohibits sale of any Amarin securities that are not owned by such persons at the time of the sale, so called short sales and prohibits pledging of Amarin’s securities as collateral for a loan (or modify an existing pledge) and hedging unless the pledge has been approved by the Audit Committee of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based on information available to us and filings with the SEC, the following table sets forth certain information regarding the beneficial ownership (as defined by Rule 13d-3 of the Exchange Act) of our outstanding Ordinary Shares for (i) each of our directors, (ii) each of our “named executive officers,” as defined in Executive Compensation Discussion and Analysis below, (iii) all of our directors and executive officers as a group, and (iv) persons known to us to beneficially hold more than 5% of our outstanding Ordinary Shares. Unless otherwise noted, the following information is presented as of February 28, 2025.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and include voting or investment power with respect to our Ordinary Shares. This information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, Ordinary Shares issuable under stock options, warrants, or other convertible securities that are vested or exercisable within 60 days of February 28, 2025 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options or warrant(s) or other convertible securities, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each shareholder named in the following table possesses sole voting and investment power over their Ordinary Shares, except for those jointly owned with that person’s spouse. Unless otherwise indicated below, the address of each person listed on the table is c/o Amarin Pharma, Inc., 440 US Highway 22, Suite 300, Bridgewater, New Jersey 08807.

The percentage of shares beneficially owned is computed on the basis of 414,186,296 Ordinary Shares outstanding as of February 28, 2025.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent of Class
Greater than 5% Holders:
Sarissa Capital Management LP(1)	33,470,000	8.08%
Current directors and 2024 named executive officers:
Aaron D. Berg(2)	2,334,389	*
Peter L. Fishman(3)	155,384	*
Steven B. Ketchum, Ph.D.(4)	1,984,154	*
Jonathan N. Provoost(5)	250,000	*
Patrice Bonfiglio(6)	433,838	*
Paul Cohen, M.D.(6)	433,838	*
Mark DiPaolo(6)	433,838	*
Keith L. Horn(6)	433,838	*
Odysseas Kostas, M.D.(7)	447,231	*
Louis Sterling III(8)	499,511	*
Diane E. Sullivan(6)	433,838	*
Oliver O'Connor(6)	433,838	*
Patrick J. Holt(9)	314,426	*
Thomas C. Reilly(10)	453,855	*
Michael Torok(11)	4,850,000	1.17%
All current directors and 2024 named executive officers as a group (15 persons)(12)	13,891,978	3.30%

* Represents beneficial ownership of less than 1%.

(1)
Based on information provided in a Schedule 13D/A filed by Sarissa Capital and Alexander J. Denner (together with Sarissa Capital, the “Sarissa Reporting Persons”) on December 5, 2023. The Sarissa Reporting Persons have shared voting power over 33,470,000 shares and shared dispositive power over 33,470,000 shares. The address for the Sarissa Reporting Persons is 660 Steamboat Road, Greenwich, CT 06830.

(2)
Includes 881,541 Ordinary Shares directly owned and 1,452,848 Ordinary Shares issuable upon the exercise of options previously vested and to be vested within 60 days of February 28, 2025.
(3)
Includes 73,384 Ordinary Shares directly owned and 76,900 Ordinary Shares issuable upon the exercise of options previously vested and to be vested within 60 days of February 28, 2025 and 5,100 Ordinary Shares issuable upon the vesting of restricted stock units within 60 days of February 28, 2025.
(4)
Includes 747,001 Ordinary Shares directly owned and 1,237,153 Ordinary Shares issuable upon the exercise of options previously vested and to be vested within 60 days of February 28, 2025.
(5)
Includes 250,000 issuable upon the exercise of options previously vested and to be vested within 60 days of February 28, 2025.
(6)
Includes 417,075 Ordinary Shares issuable upon the exercise of options previously vested and to be vested within 60 days of February 28, 2025 and 16,763 Ordinary Shares issuable upon the vesting of restricted stock units within 60 days of February 28, 2025.
(7)
Includes 430,468 Ordinary Shares issuable upon the exercise of options previously vested and to be vested within 60 days of February 28, 2025 and 16,763 Ordinary Shares issuable upon the vesting of restricted stock units within 60 days of February 28, 2025.
(8)
Includes 65,673 Ordinary Shares directly owned (including 1,401 shares owned by his spouse), 417,075 Ordinary Shares issuable upon the exercise of options previously vested and to be vested within 60 days of February 28, 2025 and 16,763 Ordinary Shares issuable upon the vesting of restricted stock units within 60 days of February 28, 2025.
(9)
Includes 314,426 Ordinary Shares directly owned.
(10)
Includes 94,305 Ordinary Shares directly owned, 359,550 Ordinary Shares issuable upon the exercise of options previously vested and to be vested within 60 days of February 28, 2025.
(11)
Includes an aggregate of 970,000 Ordinary Shares directly owned, 3,000,000 Ordinary Shares owned by JEC II Associates, LLC, a Delaware limited liability company of which Mr. Torok is the manager, and 880,000 Ordinary Shares owned by The MOS Trust, a Wyoming trust, of which Mr. Torok is the manager of the trustee, MOS PTC, LLC, a Wyoming limited liability company, in each case as of April 4, 2025.
(12)
Includes an aggregate of 3,146,330 Ordinary Shares directly owned, 3,880,000 Ordinary Shares indirectly owned, 6,858,370 Ordinary Shares issuable upon the exercise of options previously vested and to be vested within 60 days of February 28, 2025 and 534,870 Ordinary Shares issuable upon the vesting of restricted stock units within 60 days of February 28, 2025 held by our directors and executive officers as a group.

EXECUTIVE COMPENSATION

DISCUSSION AND ANALYSIS

The following compensation discussion and analysis describes the philosophy, objectives, and structure of our fiscal year 2024 executive compensation program for our 2024 named executive officers. This section is intended to be read in conjunction with the tables that immediately follow, which provide further historical compensation information for our named executive officers, who for the fiscal year ended December 31, 2024, were:

Aaron D. Berg	President and Chief Executive Officer
Peter L. Fishman	Senior Vice President, Chief Financial Officer
Steven B. Ketchum, Ph.D.	Executive Vice President, President of R&D and Chief Scientific Officer
Jonathan N. Provoost	Executive Vice President, Chief Legal and Compliance Officer and Secretary
Patrick J. Holt	Former President and Chief Executive Officer
Thomas C. Reilly	Former Executive Vice President, Chief Financial Officer and Global Head of HR

2024 Executive Officer Changes

New President and Chief Executive Officer

Aaron Berg was promoted to President and Chief Executive Officer, effective June 4, 2024, succeeding Patrick Holt. In addition, Mr. Berg was appointed as a member of the Board, effective June 4, 2024. Prior to his promotion, Mr. Berg served as Executive Vice President, President-U.S.

New Chief Financial Officer

Peter Fishman was promoted to Chief Financial Officer on December 13, 2024. Prior to his promotion, Mr. Fishman assumed the duties as principal financial and accounting officer, in addition to his role previous as Global Controller.

Former President and Chief Executive Officer

Patrick Holt voluntary resigned as President and Chief Executive Officer of the Company on June 4, 2024. To assist with the Chief Executive Officer transition, Mr. Holt provided consulting services to the Company until July 3, 2024.

Former Executive Vice President, Chief Financial Officer and Head of Global HR & Finance

Thomas Reilly voluntarily resigned as Executive Vice President, Chief Financial Officer and Head of Global HR & Finance, effective October 23, 2024.

As we continue to refine our approach to executive compensation, it is important to reinforce a critical governance change that has shaped our current compensation strategy. Following the conclusion of the Special Ordinary General Meeting of Shareholders held on February 28, 2023, our Board and Remuneration Committee were reconstituted. This marked a pivotal moment in our governance, with the newly formed Board, including the Remuneration Committee (described below), which now includes shareholder representation, continually undertaking a comprehensive review of Amarin's approach and philosophy to executive and non-executive compensation matters. With input from its advisors and management, the Board has worked to ensure that our compensation practices are aligned with long-term shareholder value creation, reinforcing our commitment to a transparent, performance-driven framework that supports sustainable growth. This review has been particularly critical in guiding our approach to executive compensation amid leadership transitions, ensuring stability, continuity, and alignment with our strategic objectives. The following compensation discussion and analysis reflects the outcomes of this process and our ongoing focus on shareholder responsiveness and effective compensation governance.

2024 Operating Highlights

In 2024, Amarin continued to make important advancements in its strategy to deliver operational momentum for the business. The Company delivered nine consecutive quarters of cash positive or neutral operations, driven by continued icosapent ethyl market leadership in the U.S., a European business that is showing early signs of progress and continued advancement of pricing and reimbursement processes, and progress in the Rest of World, through partners who advanced commercialization and market access efforts in key markets. This progress was coupled with the implementation of a restructuring in 2023, resulting in additional annual cost savings of $50 million. We ended 2024 with $294 million in cash and no debt. These achievements, as well as key operating highlights for 2024 described below, were considered by our Remuneration Committee in determining executive compensation for 2024:

United States

•
Continued to retain our icosapent ethyl market share leadership in the U.S. at 53%, despite additional generic competition.
•
A significant portion of our revenue was generated from U.S. commercial activities.

United Kingdom and the European Union

•
Secured pricing and reimbursement and launched VAZKEPA in three additional markets, including Italy and Portugal. VAZKEPA is now available in nine markets across Europe.
•
Continued to advance pricing and reimbursement processes and plans in all remaining markets including France and Germany.

Rest of World

•
Secured regulatory approvals in China (cardiovascular risk reduction) and Australia.

Say-on-Pay, Shareholder Outreach Efforts, and Approach for 2024 Compensation

We value our shareholders’ perspectives and the role their feedback plays in shaping our executive compensation practices and governance. Maintaining a strong connection with our shareholders is fundamental to aligning our decisions with their expectations and driving long-term value creation. Focused discussions about executive compensation with our shareholders provide valuable insights into both what they appreciate about our program and where they see opportunities for enhancement.

At our 2024 Annual General Meeting, approximately 80% of the votes cast at the meeting supported our non-binding, advisory vote regarding the compensation of our named executive officers (or “say-on-pay”), reflecting continued improvement in shareholder support levels. Building on this momentum, the Board, Remuneration Committee, and management team expanded their engagement efforts over the past year, conducting one-on-one meetings with our largest institutional investors and increasing outreach to retail investors to ensure that investor perspectives directly shape our approach to executive compensation. With a reconstituted Board and a strengthened Remuneration Committee, we have taken meaningful steps to enhance governance and oversight of executive compensation, including retaining Pearl Meyer, a leading independent compensation consulting firm, to gain further insight into current pay practices and ensure that our approach effectively balances competitive market practices, shareholder expectations, best-practice governance standards, and our business strategy.

During our most recent outreach, shareholders emphasized the need for greater simplicity in our compensation programs, stronger alignment between executive pay and long-term value creation, and increased transparency in performance outcomes. As we considered potential program changes, we developed new guiding principles to anchor our decision-making, ensuring that the 2024 compensation framework reflects operational simplicity, transparency, and a more structured incentive design. These principles provided a clear foundation for refining our approach and enhancing clarity and predictability for both executives and shareholders. The table below outlines how we incorporated this feedback into our 2024 compensation program.

The Board, the Remuneration Committee and the management team, including Mr. Holt, further applied this shareholder feedback when designing the 2024 compensation program, including the 2024 Management Incentive

Compensation Plan and 2024 corporate goals, which included a more outcomes-based approach for value creation. The Remuneration Committee also applied this feedback in designing and adopting the new guiding principles described above, and in identifying more appropriate peer companies for our 2024 compensation cycle, identified below.

What We Heard	What We Did
Shareholders want a stronger alignment between executive compensation and long-term value creation

Revised our equity compensation mix for long-term incentives, increasing the weighting of stock options to 75% (from 50%) while reducing time-based restricted stock units to 25%, ensuring that compensation is more directly tied to stock price.

Shareholders prefer a greater focus on performance outcomes in incentive plans

Designed the 2024 Management Incentive Compensation Plan with an outcomes-based approach, linking performance targets to five strategic priorities: (1) growth in Europe, (2) maintaining a solid cash position, (3) supporting the U.S. business, (4) future growth through international expansion, and (5) attracting, retaining and developing talent.

Shareholders believe that weightings of performance metrics should better reflect evolving business priorities

Adjusted weightings for 2024 by increasing emphasis on European and pipeline growth, maintaining focus on cash position and people & culture, and reducing the weighting on the U.S. business to align incentives with the Company's long -term strategic direction.

Shareholders want executive compensation opportunities to be aligned with market benchmarks and industry peers	Refined our compensation peer group to ensure more appropriate benchmarking and aligned executive compensation levels to the market median (50th percentile).

We value the views of our shareholders and intend to continue a dialogue with investors on this topic, and to maintain a compensation framework that is both responsive to investor expectations and in line with sound governance practices.

2024 Compensation Highlights

Our executive compensation program has three primary elements: base salary, annual cash incentives and long-term equity incentives. Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive compensation program. Annual incentives reward the achievement of short-term goals, while long-term incentives drive our named executive officers to focus on long-term sustainable shareholder value creation. Based on our performance and consistent with the design of our program, the Remuneration Committee made the following executive compensation decisions for fiscal year 2024:

Base Salaries
•
Approved merit-based salary increases to the named executive officers ranging from 3.6% to 4.8%, effective February 1, 2024.
•
Subsequently increased Mr. Berg's base salary 13.68% to recognize his promotion to President and Chief Executive Officer, effective June 4, 2024.
•
Mr. Fishman's salary increased 16.67% in connection with his increased responsibilities after Mr. Reilly's departure on October 23, 2024 and again 14.29% on December 13, 2024 upon his promotion to Chief Financial Officer.

Annual Incentives
•
Based on individual performance and the achievement of the Company's 2024 corporate goals, the Remuneration Committee approved annual bonus amounts to the named executive officers, other than for the Chief Executive Officer, of 99.5% of target.
•
The Remuneration Committee determines the Chief Executive Officer’s cash bonus award at its sole discretion. Historically, the Chief Executive Officer’s bonus has been primarily aligned with corporate performance, with a portion reflecting individual contributions. In 2024, the leadership transition created a unique set of circumstances, with Mr. Berg assuming the Chief Executive Officer role in June 2024. Given this context, the Remuneration Committee conducted a holistic evaluation of Mr. Berg’s performance, considering his leadership and strategic impact as Executive Vice President and President of the U.S. before his promotion, the critical contributions he made in ensuring stability and continuity following his transition to Chief Executive Officer, and overall corporate performance during the year. Based on this comprehensive assessment, the Remuneration Committee awarded Mr. Berg a discretionary cash bonus of $434,533.

Long-Term Equity-Based Incentives
•
Approved equity grants to each of the named executive officers using a mix of 75% stock options and 25% restricted stock units, with the exception of Mr. Fishman whose grant was 100% restricted stock units, consistent with his eligibility for equity prior to his promotion to Chief Financial Officer.
•
Granted Mr. Berg a one-time equity award in connection with his appointment as President and Chief Executive Officer in the form of a performance-based stock option to purchase 5,000,000 ordinary shares under the 2020 Plan. The shares vest and become exercisable upon the achievement of share price hurdles ranging from $1.25 to $10.00, subject to five months of further time-based vesting once a share price hurdle has been achieved.

Best Compensation Practices & Policies

We believe the following practices and policies within our compensation program promote strong compensation governance and are in the best interests of our shareholders and executives:

What We Do	What We Don't Do
We emphasize variable pay over fixed pay, with a significant portion of total executive compensation tied to our financial results and stock performance.	We do not provide significant perquisites to executive officers.
Our Remuneration Committee is comprised solely of independent directors.	We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits to our executive officers.
The Remuneration Committee engaged an independent compensation consultant to assist with its review for the fiscal year ended December 31, 2024.	We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.

Under our Clawback Policy, incentive compensation for our executive officers is subject to clawback if we are required to restate our financial statements due to material noncompliance with a financial reporting requirement or to correct an error that is not material to previously issued financial statements but would result in a material misstatement if the error were corrected or left uncorrected.

We prohibit our executive officers and directors from hedging or pledging their Ordinary Shares.
We have guidelines for executive officers to maintain meaningful levels of share ownership.	We do not provide guaranteed performance bonuses to our named executive officers at any minimum levels of payment under our annual cash incentive plan.

The Company has entered into employment and equity award agreements with our named executive officers that provide certain financial benefits if there is both a change in control and a qualifying termination of employment (a “double trigger”). A change in control alone will not trigger severance pay or accelerated vesting of equity awards.

We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements to our executive officers that are not generally available to our other full-time, salaried employees.

We use compensation peer groups comprised of companies based on industry sector, revenue and market capitalization as a reference for compensation decisions, and we review these peer groups annually.

We do not currently offer, nor do we have plans to provide, any health and welfare benefit programs to our executive officers that are not generally available to our other full-time, salaried employees.

Our executive compensation program is designed, in part, to manage business and operational risk and to discourage excessive or inappropriate risk taking at the expense of long-term results.
We engage with our shareholders to discuss and understand their perceptions or concerns regarding our executive compensation program and other matters.

Compensation Philosophy and Objectives

Amarin’s philosophy in setting compensation policies for executive officers has two fundamental objectives: (1) to attract and retain a highly skilled team of executives and (2) to align our executives’ interests with those of our shareholders by rewarding short-term and long-term performance and tying compensation to increases in shareholder value. The Remuneration Committee believes that executive compensation should be directly linked both to continuous improvements in corporate performance (“pay for performance”) and accomplishments that are expected to increase shareholder value. In furtherance of this goal, the Remuneration Committee has adhered to the following guidelines as a foundation for decisions that affect the levels of compensation:

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provide a competitive total compensation package that enables the Company to attract and retain highly qualified executives with the skills and experience required for the achievement of business goals;
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align compensation elements with the Company’s annual goals and long-term business strategies and objectives;
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promote the achievement of key strategic and financial performance measures by linking short-term and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and
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align executives’ incentives with the creation of shareholder value.

In addition to the Remuneration Committee's pay for performance and shareholder-value focused compensation philosophy, as part of its comprehensive review of our compensation practices for 2024 compensation, the Remuneration Committee identified guiding principles to support the compensation philosophy, including:

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making operational simplicity a priority given Amarin's streamlined organization;
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ensure consistency with approved peer group across compensation decisions;
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aligning compensation to the market 50th percentile for the Board, executive and senior leadership teams, in light of the revised peer group described below;
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employing a consistent methodology for determining the type, mix, and value of equity awards;
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strongly aligning incentives with maximizing shareholder value; and
•
retaining key talent through industry standard total compensation, severance and retention incentives.

As part of establishing competitive compensation and evaluating performance, the Remuneration Committee takes into account the Company’s annual operating plans and the Company’s performance with respect to such plans.

Key Elements of Compensation

Our executive compensation philosophy is supported by the following key elements of total direct compensation:

Compensation Element	How It's Paid	Purpose
Base Salary	Cash (Fixed)	Provides stable compensation to executive officers allowing us to attract and retain critical executive talent.
Annual Incentives	Cash (Variable)	Rewards executives for delivering on pre-defined annual performance objectives that contribute to the creation of shareholder value.
Long-Term Equity Compensation	Equity (Variable)	Provides incentives for executives to execute on longer-term strategic goals that drive the creation of shareholder value, and supports the Company’s retention of executive officers.

In general, the Remuneration Committee aimed to set executives’ total cash compensation (base salary plus target annual incentive opportunity) at levels near the 50th percentile for executives with similar roles in the Company’s peer group. Long-term incentive awards include stock options and restricted stock units and the value of such awards is generally targeted at the 50th percentile of our peer group. The Remuneration Committee believes that the 50th percentile for total compensation is the minimum total compensation level that will allow us to attract and retain highly skilled executives.

Upon his appointment to Chief Executive Officer, Mr. Berg purchased 160,000 Amarin ADSs in an open market transaction at market pricing using his personal funds, evidencing his commitment to the Company, including as a shareholder.

Roles in Determining Compensation

Remuneration Committee

The Remuneration Committee, together with the Board, determines the framework for the compensation of Amarin’s executive officers. The Remuneration Committee also determines the corporate and individual performance goals under our management incentive plan and the level of achievement of these goals, and determines the policy for and scope of service agreements for the executive officers and contractual severance payments. While the Remuneration Committee draws on a number of resources, including input from the Chief Executive Officer and independent compensation consultants, to make decisions regarding our executive compensation program, ultimate decision-making authority rests with the Remuneration Committee, subject in key cases to ratification by the independent members of the Board. The Remuneration Committee relies upon the judgment of its members in making compensation decisions, after reviewing the performance of the Company and evaluating an executive’s performance during the year against established goals, operational performance, and business responsibilities. In addition, the Remuneration Committee incorporates judgment in the assessment process to respond to and adjust for the evolving business environment.

Compensation Consultant

The Remuneration Committee has the sole authority to engage and retain an independent compensation consultant to provide independent counsel and advice. On a periodic basis, the Remuneration Committee formally conducts an evaluation as to the effectiveness of the independent compensation consultant and periodically runs a request for proposal process to ensure the independent compensation consultant is meeting its needs. For 2024, the Remuneration Committee retained Aon Human Capital Solutions, a division of Aon plc (“Aon”) as its independent compensation consultant through July 15, 2024, and then engaged Pearl Meyer through the remainder of the year. The following services were provided by the independent compensation consultants in 2024:

Aon
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Conducted market research and analysis of current practices of comparable public companies to assist the Remuneration Committee in developing director and executive compensation levels for 2024.
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Reviewed our peer group to determine whether additional or different peer companies or groups are necessary to provide appropriate information on market practices and compensation levels for 2024.
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Provided general information concerning director and executive compensation trends and developments during 2024.

Pearl Meyer
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Conducted a peer analysis and competitive market assessment for purposes of setting target compensation levels for 2025.
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Reviewed and assisted in the determination of a compensation philosophy and equity incentive strategy for 2025.
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Conducted an annual compensation program risk assessment for 2025.
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Evaluated Board compensation for 2025.
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Supported with other ad hoc requests related to executive and/or director compensation starting in July 2024.

The Remuneration Committee has assessed the independence of Aon and Pearl Meyer pursuant to Nasdaq and SEC rules and concluded that no conflict of interest exists that would prevent Aon and Pearl Meyer from serving as an independent consultant to the Remuneration Committee.

Chief Executive Officer

Our Chief Executive Officer has historically attended Remuneration Committee meetings and worked with the Remuneration Committee Chair and its compensation consultants to develop compensation recommendations for executive officers (excluding the Chief Executive Officer) and other key executives, based upon individual experience and breadth of knowledge, internal considerations, individual performance during the fiscal year, and other factors deemed relevant by the Remuneration Committee. The recommendations are then submitted to the Remuneration Committee for review and consideration. The Remuneration Committee works directly with its compensation consultants to determine compensation actions for the Chief Executive Officer. In accordance with Nasdaq listing rules, our Chief Executive Officer is not present during voting or deliberations concerning his own compensation.

Competitive Market Benchmarking

The Remuneration Committee draws on a number of resources to assist in the evaluation of the various components of the Company’s executive compensation program. While the Remuneration Committee did not establish compensation levels based solely on benchmarking, pay practices at other companies are a factor that the Remuneration Committee considered in assessing the reasonableness of compensation and ensuring that our compensation practices are competitive in the marketplace.

In late 2023, the Remuneration Committee, with the assistance of Aon, conducted a comprehensive review of the 2023 peer group, to refine the criteria for selecting peer companies and ensure we were using the appropriate benchmarks, particularly in light of our recent restructuring activities. This review was undertaken for purposes of setting compensation levels for 2024. The scope of companies included publicly-traded biopharmaceutical companies with 75 to 600 employees, annual revenues between $100 million and $825 million, and market capitalization between $100 million and $1.3 billion. The Remuneration Committee and Aon also qualitatively evaluated each company based on business focus and corporate strategy.

This review resulted in the following peer group of 18 publicly-traded companies (the "2024 Peer Group"):

ANI Pharmaceuticals Inc.	Ironwood Pharmaceuticals Inc.*	Puma Biotechnology, Inc.
Coherus BioSciences, Inc.	Intercept Pharmaceuticals, Inc.	Rigel Pharmaceuticals, Inc.
Collegium Pharmaceutical, Inc.	Karyopharm Therapeutics Inc.	Supernus Therapeutics*
Deciphera Pharmaceuticals, Inc.*	Ligand Pharmaceuticals Inc.	Travere Therapeutics, Inc.*
Harrow, Inc.	MacroGenics Inc.	Vanda Pharmaceuticals Inc.*
Innoviva, Inc.	Pacira BioSciences, Inc.*	Xeris Biopharma Holdings Inc.

* Included in 2023 peer group.

In late 2024, the Remuneration Committee, with the assistance of its compensation consultant, Pearl Meyer, conducted a review of the peer group to ensure the selection criteria continued to reflect appropriate benchmarks for setting compensation levels for 2025. The review focused on publicly traded biopharmaceutical companies with revenues between $75 million and $675 million, market capitalization between $100 million and $900 million, and annual operating expenses ranging from $60 million to $550 million—approximately 0.33x to 3x the company’s projections. The analysis also considered companies with an international workforce and revenue, with a preference for those in the commercial stage of development. In addition to these financial and structural criteria, the Remuneration Committee and Pearl Meyer evaluated companies based on key financial metrics, including gross margin, price-to-sales ratio, and compensation expense as a percentage of market capitalization, as well as overall business alignment. This review resulted in the following peer group of 16 publicly-traded companies for use in evaluating compensation actions in the 2025 fiscal year:

Coherus BioSciences, Inc.*	Innoviva, Inc.*	Rigel Pharmaceuticals Inc.*
Collegium Pharmaceutical, Inc.*	Ironwood Pharmaceuticals, Inc.*	Travere Therapeutics, Inc.*
Esperion Therapeutics, Inc.	Karyopharm Therapeutics, Inc.*	Vanda Pharmaceuticals Inc.*
Evolus, Inc.	MacroGenics, Inc.*	Xeris Biopharma Holdings Inc.*
Harrow, Inc.*	Puma Biotechnology, Inc.*
Heron Therapeutics, Inc.	Revance Therapeutics Inc.

* Included in 2024 peer group.

Implementation of Objectives

In fiscal year 2024, our executive compensation program consisted of the following forms of compensation, each of which is described below in greater detail:

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Base Salary
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Annual Incentive Bonus
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Equity Compensation (subject to time and/or performance vesting)
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Employee Benefit Programs

In general, the Remuneration Committee aimed to set executives’ total cash compensation (base salary plus target bonus) at levels near the 50th percentile for executives with similar roles in the Company’s peer group. Long-term incentive awards include stock options and restricted stock units and the value of such awards is generally targeted at the 50th percentile of our peer group. The Remuneration Committee believes that the 50th percentile for total compensation is the minimum total compensation level that will allow us to attract and retain highly skilled executives.

Base Salary

In 2024, Amarin's executive base salaries were generally at the market 50th percentile of executives with similar roles at the Company’s 2024 peer group. The Remuneration Committee aims to provide appropriate fixed compensation to attract and retain talent in a highly competitive industry while maintaining financial discipline. In setting base salaries, the Remuneration Committee considers shareholder interests, industry dynamics, and the need to balance cash and equity usage. In determining base salary levels for each executive officer for 2024, the Remuneration Committee also considered the following factors:

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job criticality and individual performance of the executive, as well as overall performance of the Company, during the prior year;
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the overall make-up of the senior leadership team and demands on the members given the Company's recently implemented restructurings;
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level of responsibility, including breadth, scope, and complexity of the position;
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level of experience and expertise of the executive;
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internal review of the executive’s compensation relative to other executives to ensure internal equity;
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level of the executive’s compensation in the form of equity incentive awards; and
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executive officer compensation levels at other similar companies to ensure competitiveness.

Salaries for executive officers are determined on an individual basis at the time of hire (or promotion) and are set to be competitive with peer companies in our industry. Adjustments to base salary are considered annually in light of each executive officer’s individual performance, the Company’s performance, and compensation levels at peer companies in our industry, as well as changes in job responsibilities or promotion. The Chief Executive Officer assisted the Remuneration Committee in its annual review of the base salaries of other executive officers based on the foregoing criteria.

Changes in Base Salaries for 2024

In January 2024, the Remuneration Committee approved merit-based salary increases ranging from 3.6% to 4.8%, effective February 1, 2024 for the named executive officers resulting in the 2024 base salary amounts as set forth below. In determining these increases, in addition to the considerations listed above, the Remuneration Committee took into consideration the median projected salary increases in the biopharmaceutical industry and how each named executive officer's salary compared to the market 50th percentile of the 2024 peer group.

Individual	2023 Base Salary	2024 Base Salary
Aaron D. Berg(1)	$592,076	$700,000
Peter L. Fishman(2)	—	$400,000
Steven B. Ketchum, Ph.D.	$645,840	$669,090
Jonathan N. Proovost	$465,000	$465,000
Thomas C. Reilly	$560,000	$582,400
Patrick J. Holt	$675,000	$702,000

(1) Mr. Berg received a 4.00% merit-based increase effective February 1, 2024. His base salary was subsequently increased 13.68% in connection with his promotion to President and Chief Executive Officer.

(2) Mr. Fishman was not a named executive officer in 2023. Mr. Fishman’s salary increased 16.67% in connection with his increased responsibilities after Mr. Reilly’s departure on October 23, 2024, and again 14.29% on December 13, 2024 upon his promotion to Chief Financial Officer.

Annual Incentive Awards

The Company provides executive officers with the opportunity to earn annual performance-based cash bonuses, designed to reward overall corporate performance and for executives other than the Chief Executive Officer, individual performance in a given year.

The Board has adopted the Management Incentive Compensation Plan, under which the Remuneration Committee each year determines and approves corporate and individual performance goals and achievement of these goals for purposes of determining annual performance-based cash bonuses. The Management Incentive Compensation Plan is intended to provide structure and predictability regarding the determination of performance-based cash bonuses. Specifically, the Management Incentive Compensation Plan is intended to:

i.
increase management focus on goals that are challenging but achievable and intended to create value for shareholders;
ii.
encourage management to work as a team to achieve the Company’s goals;
iii.
encourage individuals to realize goals that are meaningful to the Company;
iv.
provide incentives for management to strive for achievement above and beyond the Company goals; and
v.
help attract and retain high quality senior management personnel.

The Management Incentive Compensation Plan establishes annual bonus opportunities for our executive officers, with targets set by the Remuneration Committee. Actual bonuses are determined using a formulaic approach based on the achievement of pre-determined performance goals. To be eligible for a payout, the Company must achieve a minimum threshold of corporate and individual performance goals for the year. The corporate goals and the relative weighting of the corporate and individual performance goals, as well as the relative weighting for each individual of individual performance goals, are established by the Remuneration Committee on an annual basis, shortly after our Board approves our annual operating plan. Historically, the Chief Executive Officer’s bonus has been aligned with corporate performance with a portion tied to individual goals and would be awarded at the Board or the Remuneration Committee's discretion. For all other executive officers, individual goals are determined annually by the Remuneration Committee based on their areas of functional responsibility.

Under the Management Incentive Compensation Plan, the Remuneration Committee reserves the right to make subjective assessments of executive performance, separately reward performance beyond established individual or corporate goals and targets, award a smaller or larger bonus than provided for in the Management Incentive Compensation Plan, or award no bonus at all.

Fiscal Year 2024 Annual Bonus Incentive

During the fourth quarter of 2024 and January 2025, the Remuneration Committee assessed the Company’s performance against corporate performance goals established for 2024 and, for executive officers other than our President and Chief Executive Officer, the executive’s overall performance against individual performance goals established for 2024. The Board approved the pre-defined 2024 corporate goals in January 2024, and made some revisions as the year progressed to change certain goals given the needs of the Company.

Set forth below are the corporate goals that were approved by the Remuneration Committee for the 2024 fiscal year, as well as the relative weighting of these goals and the Remuneration Committee’s determination of achievement for each goal.

2024 Corporate Goals

Certain of the metrics under the Management Incentive Compensation Plan tied to the 2024 operating plan above and throughout this Proxy Statement include highly sensitive data, including international expansion projections, inventory purchase requirements, cash outflows, and support for supplier capacity expansion. We do not disclose the specific target levels for these metrics, including as they inform certain individual performance goals, because we believe that such disclosure would result in competitive harm to our Company. Revealing these metrics, including the reasoning for setting targets at specific levels, could potentially reveal insights about our commercialization plans and research and other objectives that our competitors could use against us in the marketplace for similar pharmaceutical products. These target levels were similar to past targets, which the Company has consistently achieved. We believe each target level was set to be ambitious yet attainable under assumed conditions in a year we would define as successful. Determinations of achievement were made by the Board and the Remuneration Committee.

Financial (60%) This goal established target performance for the Company regarding operational financial performance. The specific goal was as follows:

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Achieve certain financial targets around revenue, operating expenses, cash and inventory in line with the 2024 operating plan. This goal was determined to be 98% achieved, resulting in a weighted score of 59%.

Commercial (20%). These goals established target performance for the Company regarding the commercialization of VASCEPA in Europe, the U.S. and Rest of the World. The specific goals and the determined achievement for each were as follows:

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Achieve European market access consistent with 2024 operating plan (50% of Commercial goals). This goal was determined to be 75% achieved, resulting in a weighed score of 7.5%.
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Defend the Company's share of lives in exclusive payor segments (20% of Commercial goals). This goal was determined to be 100% achieved, resulting in a weighed score of 4%.
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Obtain regulatory approval in new markets (10% of Commercial goals). This goal was determined to be 100% achieved, resulting in a weighed score of 2%.
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Advance regulatory filings through regulatory processes in additional markets (10% of Commercial goals). This goal was determined to be 100% achieved, resulting in a weighed score of 2%.
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Secure product availability to support European launches and international expansion (10% of Commercial goals). This goal was determined to be 100% achieved, resulting in a weighed score of 2%.

Pipeline & Medical (10%). These goals establish target performance for the Company regarding research and development, as well as business development activities. The specific goals were as follows:

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Advance the knowledge of VAZKEPA's value, efficacy, and mode of action, as well as, enhance the level of scientific knowledge and conviction in VAZKEPA's clinical value throughout Europe (70% of Pipeline & Medical goals). This goal was determined to be 133% achieved, resulting in a weighed score of 9%.
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Complete evaluations and recommendations for next-step strategic options (30% of Pipeline & Medical goals). This goal was determined to be 100% achieved, resulting in a weighed score of 3%.

People & Culture (10%). These goals established target performance for the Company regarding the culture throughout the organization. The specific goals were as follows:

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Strengthen global enterprise risk management and cybersecurity programs (40% of People & Culture goals). This goal was determined to be 100% achieved, resulting in a weighed score of 4%.
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Improve global employee engagement survey by a pre-defined level (30% of People & Culture goal). This goal was determined to be 133% achieved, resulting in a weighed score of 4%.
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Attract and retain key talent to Amarin, with a voluntary turnover rate below industry average (30% of People & Culture goal). This goal was determined to be 100% achieved, resulting in a weighed score of 3%.

In total, the Remuneration Committee determined that these pre-defined corporate goals were achieved at the 99.5% level.

Individual Performance-Based Cash Bonus Awards: Chief Executive Officer

The Remuneration Committee determines the Chief Executive Officer’s cash bonus award at its sole discretion. Historically, the Chief Executive Officer’s bonus has been primarily aligned with corporate performance, with a portion reflecting individual contributions. In 2024, the leadership transition created a unique set of circumstances, with Mr. Berg assuming the Chief Executive Officer role in June 2024. Given this context, the Remuneration Committee conducted a holistic evaluation of Mr. Berg’s performance, considering his leadership and strategic impact as Executive Vice President and President of the U.S. Business before his promotion, the critical contributions he made in ensuring stability and continuity following his transition to Chief Executive Officer, and overall corporate performance during the year. Based on this comprehensive assessment, the Remuneration Committee awarded Mr. Berg a cash bonus of $434,533.

Individual Performance-Based Cash Bonus Awards: Named Executive Officers (Other than the Chief Executive Officer)

Based on the achievement of the Company’s 2024 pre-defined corporate goals and individual performance, the Remuneration Committee approved the annual bonus amounts set forth in the table below for the named executive officers, other than the Chief Executive Officer (see above), who were employed for the full fiscal year:

Name	Bonus Target as % of Base Salary	% Based on Company 2024 Corporate Goals	% Based on 2024 Individual Goals	% of Company 2024 Corporate Goals Achieved	% of Individual 2024 Goals Achieved	% of Target Payable	Annual Cash Bonus Amount
Peter L. Fishman(1)	35%	75%	25%	99.5%	100%	99.6%	$122,041
Steven B. Ketchum, Ph.D.	50%	75%	25%	99.5%	100%	99.6%	$333,290
Jonathan N. Provoost	50%	75%	25%	99.5%	100%	99.6%	$231,628

(1)
Mr. Fishman's annual bonus was calculated based on his base salary of $350,000 and target bonus opportunity of 35% connected to his role prior to his promotion to Chief Financial Officer. In his role as Chief Financial Officer, Mr. Fishman's target bonus is 40% of his base salary of $400,000.

Mr. Holt and Mr. Reilly were not eligible for an annual bonus in 2024 as a result of their separation from the Company in June and October 2024, respectively.

Equity Compensation

Overview

Stock Options and Restricted Stock Units. As an important component of our compensation program, executive officers are eligible to receive equity compensation, which has historically been in the form of stock options, restricted stock units and performance-based restricted stock units. The Remuneration Committee grants stock options and restricted stock units (both time-based and, historically, performance-based) to executive officers to aid in their retention, to motivate them to assist with the achievement of both short-term and long-term corporate objectives and to align their interests with those of our shareholders by creating a return tied to the performance of our share price. In determining the form, date of issuance and value of a grant, the Remuneration Committee considers the contributions and responsibilities of each executive officer, appropriate incentives for the achievement of our long-term growth, the size and value of grants made to other executives at peer companies holding comparable positions, individual achievement of designated performance goals, and the Company’s overall performance relative to corporate objectives.

We believe that equity awards, through stock options and restricted stock units, align the objectives of management with those of our shareholders with respect to long-term performance and success. We believe that such equity awards encourage executive officers to remain with the Company and also focus on our long-term performance as well as the achievement of specific performance goals.

Equity Award Grant Policy. We have an equity award grant policy that formalizes our process for granting equity-based awards to officers and employees. Under our equity award grant policy, all grants to executive officers must be approved by our Board or Remuneration Committee and all grants to other employees must be granted within guidelines approved by our Board or Remuneration Committee. All stock options have an exercise price equal to the fair market value of our Ordinary Shares, calculated based on our closing market price on the applicable grant date. Under our equity award grant policy, equity awards will generally be granted as follows:

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grants made in conjunction with the hiring of a new employee or the promotion of an existing employee will generally be made at meetings of the Remuneration Committee, and effective on the first trading day of the month following the later of (1) the hire date or the promotion date or (2) the date on which such grant is approved; and
•
grants made to existing employees other than in connection with a promotion will be made, if at all, on an annual basis and generally shall be made effective on the first trading day of the month following the date on which such grant is approved.

Annual Equity Grants Awarded in Fiscal Year 2024

In considering annual equity awards for our executive officers in 2024, the Remuneration Committee aimed to grant equity that generally targeted the 50th to 75th percentile of the Company’s 2024 peer group. For most named executive officers, the 2024 equity awards were comprised of a mix of 75% stock options (vesting over a four-year period) and 25% time-based restricted stock units (vesting over a three-year period). However, Mr. Fishman’s award, granted in February 2024, was composed entirely of time-based restricted stock units with a three-year vesting period—consistent with the award structure for his role prior to his promotion to Chief Financial Officer.

The grant date fair values of the equity awards granted to executive officers for the 2024 fiscal year are reflected in the Summary Compensation Table below and the number of shares subject to equity awards granted in 2024 is reflected in the Grants of Plan-Based Awards table below.

With respect to the Black-Scholes option-pricing model required under Financial Accounting Standard Board's Accounting Standards Codification Topic 718 ("FASB ASC Topic 718") and discussed further below, historical variable assumptions and other variables can cause model prices to be more or less than the actual value of an option when exercised or in an ultimate exit. Actual option value is instead based on the performance of our Ordinary Shares, which can vary significantly from these historical variable assumption-based valuation estimates. Because the actual value is based on share performance, the Remuneration Committee believes that the equity awards create added and important alignment of management with our other shareholders regarding our long-term growth.

Employment Agreements

We have entered into a written employment agreement with each of our named executive officers other than Mr. Fishman. Each of these agreements was approved on our behalf by the Remuneration Committee or, in certain instances, by our Board.

In filling each of our executive positions, our Board or the Remuneration Committee, as applicable, recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our Board or the Remuneration Committee were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.

Each employment agreement provides for “at-will” employment until termination thereof by the Company or the executive officer for any reason, and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, an annual cash bonus opportunity, and an equity award recommendation. None of our employment agreements has a stated duration or term. In addition, each employment agreement with each of our named executive officers provides them with the opportunity to receive certain post-employment payments and benefits in the event of certain terminations of employment, as described under “—Change of Control and Severance Arrangements” and “—Potential Payments Upon Termination or Change in Control” below. Finally, these employment agreements prohibit the executive officer from engaging directly or indirectly in competition with us, recruiting or soliciting any of our employees, diverting our customers to a competitor, or disclosing our confidential information or business practices.

Under our Executive Severance Plan, as described under “—Change of Control and Severance Arrangements” and “—Potential Payments Upon Termination or Change in Control” below, if a named executive officer’s employment agreement or offer letter includes severance terms, then the arrangement with the more favorable terms will control.

Other Compensation Policies and Practices

Share Ownership Guidelines

The Board believes it is important to align the interests of our executive officers with those of its shareholders. To this end, in March 2013, the Board established Stock Ownership Guidelines for its executive officers. The guidelines require that each executive officer maintain an equity interest in the Company with a value at least equal to a multiple of the executive officer’s base salary, as follows:

Position	Target
Chief Executive Officer	3x annual base salary
Other Executive Officers	1x annual base salary

Equity interests that count toward the satisfaction of the ownership guidelines include the value of Ordinary Shares owned (including shares purchased on the open market or acquired upon the exercise of stock options or the settlement of restricted stock units). The calculation of an individual’s equity interest, however, does not include the value of unexercised stock options (whether or not vested), unvested restricted stock, or unvested restricted stock units. Executive officers have five years from commencement of their appointment as an executive officer to attain these ownership levels. If an executive officer does not meet the applicable guideline by the end of the five-year period, the officer is required to hold a minimum of 50% to 100% of the Ordinary Shares issued upon the exercise or settlement of any future equity awards until the applicable guideline is met, net of shares sold or withheld to exercise stock options and pay withholding taxes. The Remuneration Committee, however, may make exceptions for any officer on whom this requirement could impose a financial hardship.

As of the date of this Proxy Statement, all of the Company’s named executive officers have satisfied these ownership guidelines, or are within the initial five year compliance grace period.

Additionally, we have instituted Stock Ownership Guidelines for our non-employee directors. For information regarding these guidelines, see the section entitled “Director Compensation-Non-Employee Director Compensation.”

Clawback Policy

In October 2023, we adopted a compensation recovery policy (the "Clawback Policy"), in compliance with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), final SEC rules and applicable Nasdaq listing standards, which covers our current and former executive officers, including all of our named executive officers. Under the Clawback Policy, if we are required to prepare a restatement of previously issued financial statements of the Company due to the material noncompliance of the Company with any financial reporting requirement under federal securities laws, the Company will recover any incentive-based compensation received by any current or former executive officer after the effective date of the policy and during the three-year period preceding the date on which the Company is required to prepare the restatement that is in excess of what would have been paid or earned by such executive officer had the financial results been properly reported.

Insider Trading Policy

Amarin has insider trading policies and procedures governing the purchase, sale and/or other dispositions of our securities by our officers, directors, and employees and certain affiliated persons, and has implemented processes for the Company, that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. Amarin’s insider trading policy applicable to the Company's directors, executive officers and certain designated employees prohibits sale of any Amarin securities that are not owned by such persons at the time of the sale, so called short sales

Anti-Hedging and Anti-Pledging Policy

To align executive and insider interests with long-term shareholder value, the Company prohibits engaging in hedging transactions, including the purchase or sale of derivative securities linked to Company stock, without prior approval from the Audit Committee. Similarly, pledging Company securities as collateral for loans without Audit Committee approval is prohibited. Any requests for exceptions must be submitted in writing at least two weeks in advance and will be evaluated on a case-by-case basis in accordance with the Company’s insider trading policy.

Equity Award Grant Practices

The Remuneration Committee typically approves and grants annual equity awards at approximately the same time each year, during the January Remuneration Committee meeting. Outside the annual grant cycle, we may grant equity awards in connection with a new hire package, promotion grant, or retention grant.

All such awards are granted under a shareholder-approved plan, and any stock options (or similar awards) are granted at an exercise price at or above the closing price of the Company’s common stock on the date of grant. We generally aim to avoid granting equity awards, including stock options, in anticipation of the release of material non-public information that is likely to result in changes to the price of our Ordinary Shares, and the release of material non-public information is not timed based on stock option or other equity award grant dates.

During the last completed fiscal year, we did not award any stock options (or similar awards) to any named executive officer in the period beginning four business days before the filing of any Company periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of any Company current report on Form 8-K, that discloses material nonpublic information (other than a current report on Form 8-K disclosing a material new option award grant under Item 5.02(e) of that form), and ending one business day after the filing or furnishing of such report.

Employee Benefit Programs

Executive officers are eligible to participate in all of our employee benefit plans, including medical, dental, group life, disability, and accidental death and dismemberment insurance, in each case on the same basis as other employees, subject to the terms of such plans and applicable law. We also provide vacation and other paid holidays to all employees, including executive officers, all of which we believe to be comparable to those provided at peer companies. These benefit programs are designed to enable us to attract and retain our workforce in a competitive marketplace. Health, welfare, and vacation benefits ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

Our retirement savings plan (“401(k) Plan”) is a tax-qualified retirement savings plan, pursuant to which all U.S. employees, including the named executive officers, are able to contribute certain amounts of their annual compensation, subject to limits prescribed by the Internal Revenue Service, which contributed amounts are eligible for a discretionary percentage match, in cash, as defined in the 401(k) Plan and determined by the Board.

In the future, we may provide additional perquisites or other personal benefits in limited circumstances, such as in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Remuneration Committee.

Tax and Accounting Considerations

Deductibility of Executive Compensation

In making compensation decisions affecting our executive officers, the Remuneration Committee considers our ability to deduct under applicable federal corporate income tax law compensation payments made to executives. Specifically, the Remuneration Committee considers the requirements and impact of Section 162(m) of the Code. Under Section 162(m) of the Internal Revenue Code compensation paid to each of the company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible for tax purposes unless the compensation qualifies for certain grandfathered exceptions for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date.

Although the Remuneration Committee considers tax deduction implications as one factor in determining executive compensation, the Remuneration Committee also looks at other factors in making its decisions and believes that shareholder interests are best served if the Committee retains maximum flexibility to design executive compensation programs that meet stated business objectives.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Internal Revenue Code provide that executive officers and members of our Board who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We do not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer may owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code, and have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

Deferred Compensation

If an executive officer is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Internal Revenue Code (“Section 409A”), and such benefits do not comply with the requirements of Section 409A, such failure to comply could result in accelerated income inclusion for the executive officer of deferred compensation, as well as a 20% additional tax and additional interest penalties. We intend for all of our executive compensation to either comply with or be exempt from Section 409A.

Accounting for Stock-Based Compensation

We follow the FASB ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board, including options to purchase Ordinary Shares and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards. While we consider the expense resulting from the application of FASB ASC Topic 718 when granting our stock-based compensation awards to ensure that it is reasonable, the amount of this expense is not the most important factor that the compensation committee considers when making equity-award decisions.

Risks Related to Compensation Policies and Practices

As part of the Board’s risk oversight role, our Remuneration Committee reviews and evaluates the risks associated with our compensation programs. Our Remuneration Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on Amarin. In making this determination, our Remuneration Committee considered the following:

•
the Company’s use of different types of compensation vehicles to provide a balance of long- and short-term incentives with fixed and variable components;
•
the granting of equity-based awards, more heavily weighted to option awards, to encourage participants to work towards long-term appreciation in equity values;
•
the Company’s annual bonus determinations for each employee and vesting of performance-based equity awards being tied to achievement of Company goals, which goals promote long-term value; and
•
the Company’s system of internal control over financial reporting and Code of Conduct, which among other things, reduce the likelihood of manipulation of the Company’s financial performance to enhance payments under any of its incentive plans.

REMUNERATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

The Remuneration Committee of the Board of Directors has reviewed and discussed the Executive Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Executive Compensation Discussion and Analysis be included in this Proxy Statement for the fiscal year ended December 31, 2024.

Submitted by the Remuneration Committee of the Board of Directors

Diane Sullivan (Chairwoman)

Patrice Bonfiglio

Paul Cohen

Keith L. Horn

Summary Compensation Table

The following table sets forth information concerning the compensation awarded to, earned by or paid to our named executive officers for the fiscal years ended December 31, 2024, 2023, and 2022.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(6)	Stock Awards ($)(7)	Option Awards ($)(8)	Non-Equity Incentive Plan Compensation ($)(9)	All Other Compensation ($)(10)	Total ($)
Aaron D. Berg	2024	662,602	576,859	140,360	1,889,293	-	8,271	3,277,385
President and Chief Executive Officer(1)	2023	622,486	292,326	428,040	759,785	311,000	34,512	2,448,149
	2022	566,891	-	645,258	378,345	335,000	11,812	1,937,306
Peter L. Fishman	2024	310,170	33,750	133,100	-	122,041	6,938	606,000
Senior Vice President, Chief Financial Officer(2)

Steven B. Ketchum, Ph.D.	2024	667,153	161,460	140,360	422,293	333,290	8,271	1,732,827
Executive Vice President, President of Research and Development and Chief Scientific Officer	2023	643,770	161,460	428,040	759,785	323,000	34,512	2,350,567
	2022	618,375	-	645,258	378,345	361,000	11,812	2,014,790
Jonathan N. Provoost	2024	465,000	-	-	-	231,628	5,191	701,819
Executive Vice President, Chief Legal & Compliance Officer and Secretary(3)	2023	59,913	100,000	-	499,183	-	168	659,264

Patrick J. Holt	2024	292,950		-	-	-	43,344	336,294
Former President and Chief Executive Officer(4)	2023	306,779	-	-	1,833,250	-	3,655	2,143,683

Thomas C. Reilly	2024	471,334	-	140,360	422,293	-	80,773	1,114,760
Former Executive Vice President, Chief Financial Officer and Global Head of HR(5)	2023	550,083	136,500	428,040	759,785	294,000	33,552	2,201,960
	2022	280,367	-	288,000	116,325	326,000	4,803	1,015,495

(1)
Mr. Berg was promoted to President and Chief Executive Officer, effective June 4, 2024, succeeding Patrick Holt. In addition, Mr. Berg was appointed as a member of the Company's Board, effective June 4, 2024 and receives no additional compensation for his service in such role. Prior to his promotion, Mr. Berg served as Executive Vice President, President U.S.
(2)
Mr. Fishman was promoted to the Company's Chief Financial Officer effective December 13, 2024. Prior to his promotion, Mr. Fishman served as Vice President, Global Controller. Mr. Fishman was not a named executive officer for the fiscal years ended December 31, 2023 and 2022 and therefore, in accordance with SEC regulations, only compensation information for the fiscal year ended December 31, 2024 is included in the Summary Compensation Table.

(3)
Mr. Provoost joined the Company on November 15, 2023 as the Company's Chief Legal and Compliance Officer.
(4)
Mr. Holt joined the Company on July 18, 2023 as the Company's President and Chief Executive Officer. In addition to serving as our President and Chief Executive Officer, Mr. Holt served as a member of our Board, but received no additional compensation for his service in such role. Mr. Holt separated from the Company as President and Chief Executive Officer, as well as, a member of our Board on June 4, 2024.
(5)
Mr. Reilly joined the Company on June 20, 2022 as the Company’s Chief Financial Officer. Mr. Reilly separated from the Company on October 23, 2024.
(6)
The amount reported in this column for 2024 for Mr. Berg represents a one-time bonus of $142,326 plus a discretionary annual bonus award for 2024 of $434,533. For Mr. Provoost the amount in 2023 represents a one-time signing bonus. The amount reported in this column for Mr. Fishman and Dr. Ketchum represents a one-time bonus.
(7)
This column reflects the aggregate grant date fair value of time- and performance-based restricted stock unit awards granted in each year calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures related to service-based vesting. For performance- based restricted stock units, the value reported reflects the value of the award at the grant date based upon the probable outcome of the performance conditions. For the performance-based restricted stock units granted in 2023, the grant date fair value of each such award is based on the probable outcome of the performance conditions, which is assumed to be the maximum level of achievement. Assumptions used in the calculations for these amounts are set forth in Note 9 to our consolidated financial statements included in the Company’s 2024 Annual Report on Form 10-K.
(8)
This column reflects the aggregate grant date fair value of time-based and performance-based stock option awards granted in each year and calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures related to service-based vesting. The value of the performance-based stock option granted to Mr. Berg in 2024 and Mr. Holt in 2023 reflects the value of the award at the grant date based upon the probable outcome of the performance conditions, which is assumed to be the maximum level of achievement of the performance conditions. Assumptions used in the calculations for these amounts are set forth in Note 9 to our consolidated financial statements included in the Company’s 2024 Annual Report on Form 10-K.
(9)
This column reflects payments made under the Management Incentive Compensation Plan, including stretch bonus amounts, and special incentive bonus programs in respect of the year earned. See the discussion regarding fiscal year 2024 annual bonus incentives in “Executive Compensation Discussion and Analysis” for further information regarding the performance measures.
(10)
The amounts included in this column represent Company-paid match of 401(k)/pension contributions and life insurance premiums.

Narrative to the Summary Compensation Table

The amounts reported in the Summary Compensation Table, including base salary, stock awards, option awards, and payments made under the Management Incentive Compensation Plan, are described more fully above under “Executive Compensation Discussion and Analysis.”

Grants of Plan-Based Awards Tables for the Fiscal Year Ended December 31, 2024

The following table sets forth certain information regarding grants of option awards to the named executive officers during fiscal year 2024:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Estimated Future Payouts for Equity Incentive Plan Awards: Target (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(3)
Aaron D. Berg	2/1/2024	418,000	-	1.21	422,293
	8/1/2024	5,000,000	5,000,000	0.62	1,467,000
Peter L. Fishman	-	-	-	-	-
Steven B. Ketchum, Ph.D.	2/1/2024	418,000	-	1.21	422,293
Jonathan N. Provoost	-	-	-	-	-
Patrick J. Holt	-	-	-	-	-
Thomas C. Reilly(4)	2/1/2024	418,000	-	1.21	422,293

(1)
The options granted on February 1, 2024 vest over three years, with 33% vesting on the first anniversary of the grant date and the balance vesting ratably over the subsequent 8 calendar quarters.
(2)
The option granted to Mr. Berg on August 1, 2024 vests and is earned only if we achieve share price hurdles ranging from $1.25 to $10.00, and the earned option shares are subject to five months of further time-based vesting once a share price hurdle has been achieved. To date, none of the pre-defined share price milestones have been achieved and, as a result, none of the shares underlying the options have vested.
(3)
This column reflects the aggregate grant date fair value of option awards granted in 2024, and is calculated in accordance with FASB ASC 718, using the Black-Scholes option-pricing model, excluding the effect of estimated forfeitures related to service-based vesting. The value of the performance-based stock option granted to Mr. Berg in 2024 reflects the aggregate grant date fair value, and is calculated in accordance with FASB ASC 718, using the Monte Carlo option-pricing model, which is based upon the probable outcome of the performance conditions being achieved. Assumptions used in the calculations for these amounts are set forth in Note 9 to our consolidated financial statements included in the Company’s Annual Report on Form 10-K.
(4)
Mr. Reilly's option award was forfeited as a result of his separation from the Company in October 2024.

The following table sets forth certain information regarding grants of restricted stock unit awards subject to time-based vesting to the named executive officers during fiscal year 2024:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)
Aaron D. Berg	2/1/2024	116,000	140,360
Peter L. Fishman	2/1/2024	110,000	133,100
Steven B. Ketchum, Ph.D.	2/1/2024	116,000	140,360
Jonathan N. Provoost	-	-	-
Patrick J. Holt	-	-	-
Thomas C. Reilly(3)	2/1/2024	116,000	140,360

(1)
These restricted stock unit awards vest in three equal annual installments on each of February 2, 2025, February 2, 2026 and February 2, 2027.
(2)
This column reflects the grant date fair value of time-based restricted stock unit awards granted in 2024, calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in Note 9 to our consolidated financial statements included in the Company’s 2024 Annual Report on Form 10-K.
(3)
Mr. Reilly's restricted stock unit award was forfeited as a result of his separation from the Company in October 2024.

The following table sets forth certain information regarding grants of non-equity incentive plan awards to the named executive officers during fiscal year 2024:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)
		Target	Maximum
Aaron D. Berg (2)	-	-	-
Peter L. Fishman	-	123,000	175,000
Steven B. Ketchum, Ph.D.	-	335,000	477,000
Jonathan N. Provoost	-	233,000	332,000
Patrick J. Holt (3)	-	-	-
Thomas C. Reilly (3)	-	-	-

(1)
The amounts in the “Target” and “Maximum” columns reflect the potential payouts under the 2024 Management Incentive Compensation Plan. The amounts in the “Maximum” column represent the amounts that could be earned if all corporate performance and individual performance goals under the 2024 Management Incentive Compensation Plan were achieved. Actual bonuses awarded to the individuals were based on achievement of the pre-defined objectives and are discussed in the “Executive Compensation Discussion and Analysis” section.
(2)
Mr. Berg's annual bonus for 2024 was awarded at the discretion of the Board.
(3)
Mr. Holt and Mr. Reilly were not eligible for an annual bonus in 2024 as a result of their separation from the Company in June and October 2024, respectively.

Option Exercises and Stock Vested During 2024

The following table sets forth the number of shares acquired by the named executive officers upon the exercise of stock options and vesting of restricted stock units in fiscal year 2024 as well as the value realized upon exercise or vesting. The value realized represents the aggregate difference between the fair market value of shares on the dates of exercise or vesting and the exercise prices, if any, multiplied by the number of shares acquired upon exercise or vesting, prior to payment of any applicable withholding taxes.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Aaron D. Berg	-	-	184,016	192,509
Peter L. Fishman	-	-	31,016	33,643
Steven B. Ketchum, Ph.D.	-	-	169,449	179,836
Jonathan N. Provoost	-	-	-	-
Patrick J. Holt	-	-	-	-
Thomas C. Reilly	-	-	146,433	141,505

Outstanding Equity Awards at Fiscal Year-End 2024

The following table shows information regarding outstanding stock option awards at December 31, 2024 for our named executive officers:

	Grant Date	Number of Securities Underlying Unexercised Options			Equity Incentive Plan Awards: Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($/Sh)	Option Expiration Date
Name		Exercisable (#)	Unexercisable (#)
Aaron D. Berg	2/2/2015	3,906	-		-		1.02	2/2/2025
	7/6/2015	49,998	-		-		2.50	7/6/2025
	2/1/2016	36,458	-		-		1.40	2/1/2026
	2/1/2017	69,270	-		-		2.95	2/1/2027
	5/1/2018	87,750	-		-		2.80	5/1/2028
	2/1/2019	53,500	-		-		16.87	2/1/2029
	2/3/2020	96,500	-		-		18.39	2/3/2030
	1/4/2021	193,500	-		-		5.03	1/4/2031
	8/2/2021	78,610	18,140	(1)	-		4.22	8/2/2031
	2/4/2022	90,544	41,156	(1)	-		3.66	2/4/2032
	2/21/2023	117,950	151,650	(1)	-		1.80	2/21/2033
	7/19/2023	202,200	202,200	(2)	-		1.08	7/19/2033
	2/1/2024	-	418,000	(3)	-		1.21	2/1/2034
	8/1/2024				5,000,000	(4)	0.62	8/1/2034
Peter L. Fishman	2/1/2019	20,000	-		-		16.87	7/1/2032
	2/3/2020	3,100	-		-		18.39	2/3/2030
	1/4/2021	3,100	-		-		5.03	1/4/2031
	7/19/2023	25,350	25,350	(2)	-		1.08	7/19/2033
Steven B. Ketchum, Ph.D.	2/1/2018	31,687	-		-		3.80	2/1/2028
	2/1/2019	53,500	-		-		16.87	2/1/2029
	2/3/2020	96,500	-		-		18.39	2/3/2030
	1/4/2021	193,500	-		-		5.03	1/4/2031
	8/2/2021	78,610	18,140	(1)	-		4.22	8/2/2031
	2/4/2022	90,544	41,156	(1)	-		3.66	2/4/2032
	2/21/2023	117,950	151,650	(1)	-		1.80	2/21/2033
	7/19/2023	202,200	202,200	(2)			1.08	7/19/2033
	2/1/2024	-	418,000	(3)	-		1.21	2/1/2034
Jonathan N. Provoost	12/1/2023	200,000	600,000	(1)	-		0.75	11/15/2033
Thomas C. Reilly	7/1/2022	56,250	-		-		1.44	11/15/2025
	2/21/2023	101,100	-		-		1.08	11/15/2025
	7/19/2023	202,200	-		-		1.08	11/15/2025

(1)
25% of the shares underlying this stock option vest on the first anniversary of the grant date, and the remaining 75% of the shares underlying this option vest ratably over the next 12 quarters.
(2)
The shares underlying these stock options vest 50% on each of January 1, 2024 and January 1, 2025.

(3)
33% of the shares underlying this stock option vest on the first anniversary of the grant date and the remaining 67% of the shares underlying this option vest ratably over the next eight quarters.
(4)
The shares underlying these stock options vest and are earned only if the Company achieves share price hurdles ranging from $1.25 to $10.00, and the earned option shares are subject to five months of further time-based vesting once a share price hurdle has been achieved. To date, none of the pre-defined share price milestones have been achieved and, as a result, none of the shares underlying the options have vested.

The following table shows information regarding outstanding restricted stock unit awards at December 31, 2024, for our named executive officers:

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Aaron D. Berg	2/3/2020	-	-		87,400	(8)	42,389
	2/4/2022	34,566	16,765	(2)	-		-
		-	-		72,600	(8)	35,211
	2/21/2023	89,867	43,585	(3)	-		-
		-	-		51,500	(9)	24,978
	2/1/2024	116,000	56,260	(4)	-		-
Peter L. Fishman	3/1/2021	2,600	1,261	(5)	-		-
	2/4/2022	8,400	4,074	(2)	-		-
	8/1/2022	12,500	6,063	(6)	-		-
	2/1/2023	22,534	10,929	(3)	-		-
	4/1/2023	5,000	2,425	(7)	-		-
	2/1/2024	110,000	53,350	(4)	-		-
Steven B. Ketchum, Ph.D.	2/3/2020	-	-		87,400	(8)	42,389
	1/4/2021	-	-		43,700	(8)	21,195
	2/4/2022	34,566	16,765	(2)	-		-
		-	-		72,600	(8)	35,211
	2/21/2023	89,867	43,585	(3)	-		-
		-	-		51,500	(9)	24,978
	2/1/2024	116,000	56,260	(4)	-		-

(1)
The market value of the restricted stock unit awards represents the product of the closing price of our stock as of December 31, 2024, the last trading day of the year, which was $0.49, and the number of shares underlying each such award and, with respect to performance-based awards, assumes satisfaction of the applicable performance criteria.
(2)
This restricted stock unit award vests in equal annual installments over three years, commencing January 31, 2023. Amount unvested at December 31, 2024 represents the third and final tranche.
(3)
This restricted stock unit award vests in equal annual installments over three years, commencing February 21, 2024. Amount unvested at December 31, 2024 represents the remaining two vesting tranches.
(4)
These restricted stock unit awards vest in equal annual installments over three years, commencing February 2, 2025.
(5)
These restricted stock unit awards vest in equal annual installments over four years, commencing March 1, 2022. Amount unvested at December 31, 2024 represents the fourth and final tranche.
(6)
These restricted stock unit awards vest in equal annual installments over four years, commencing August 1, 2023. Amount unvested at December 31, 2024 represents the remaining two vesting tranches.
(7)
These restricted stock unit awards vest in equal annual installments over three years, commencing on April 1, 2024. Amount unvested at December 31, 2024 represents the remaining two vesting tranches.
(8)
These restricted stock unit awards vest upon achievement of certain sales and operational performance goals. As of December 31, 2024, the specified performance criteria had not been achieved.

(9)
These restricted stock unit awards vest upon achievement of certain operational performance goals and are subject to certain further time-based vesting. Amarin’s Remuneration Committee certified the achievement of performance goals effective as of January 10, 2024, resulting in the vesting of one tranche at such time, with the remaining tranche scheduled to vest on January 30, 2025.

Pension Benefits

We do not currently sponsor or maintain any defined benefit pension plans or other benefit plans providing specified retirement payments and benefits for employees.

Nonqualified Deferred Compensation

We do not currently sponsor or maintain any non-qualified defined contribution or other non-qualified deferred compensation plans for employees.

Change of Control and Severance Arrangements

We have entered into employment agreements or arrangements with each of our named executive officers, except for Mr. Fishman. These agreements set forth the individual’s base salary, bonus compensation, equity compensation and other employee benefits, which are described above in “Executive Compensation Discussion and Analysis”.

The following summaries describe the potential payments and benefits that we would provide to our named executive officers in connection with a termination of employment and/or a change in control of the Company. Mr. Holt and Mr. Reilly voluntarily resigned in June and October 2024, respectively, and did not receive any severance payments or benefits in connection with their resignations.

Executive Severance and Change of Control Plan

In January 2021, Amarin adopted the Amarin Corporation plc Executive Severance and Change of Control Plan (the “Executive Severance Plan”), pursuant to which our U.S. officers with a title of vice president and higher (at the time of termination) are eligible for certain severance benefits. Under the Executive Severance Plan, if a named executive officer’s employment agreement includes severance or change of control benefits that are more favorable than those provided under the Executive Severance Plan, then the more favorable term or provision, or relevant combination thereof, will be applicable for the benefit of the named executive officer, except that in no event will there be duplication of payments or benefits under the Executive Severance Plan and the named executive officer’s employment agreement. Furthermore, if any outstanding equity awards are subject to more favorable acceleration or other terms than those provided in the Executive Severance Plan, the terms of the applicable outstanding equity award will control. Mr. Berg’s employment agreement provides that he is not eligible for benefits under the Executive Severance Plan and is only eligible for the severance benefits provided for in his employment agreement. All of our other named executive officers would receive the severance benefits under the Executive Severance Plan, rather than any severance benefits provided for in their employment agreements, upon a qualifying termination.

In the event of a termination of a named executive officer’s employment by us without cause or by a named executive officer for good reason (to the extent such named executive officer’s employment agreement provides good reason protection outside of a change of control), in each case outside the 24-month period following a change of control, and subject to the execution and effectiveness of a separation agreement, including, among other things, a general release of claims in favor of Amarin, each named executive officer other than Mr. Berg is entitled to the following severance payments and benefits under the Executive Severance Plan:

•
continued payment of such named executive officer’s base salary for 12 months;
•
six months of accelerated vesting of such named executive officer’s outstanding equity awards subject solely to time-based vesting; and
•
continuation of group health plan benefits, with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and the named executive officer as in effect on the date of termination, for up to 12 months.

In the event of a termination of a named executive officer’s employment by us without cause or by a named executive officer for good reason, in each case, during the 24-month period following a change of control, and subject to the execution and effectiveness of a separation agreement including, among other things, a general release of claims in favor of Amarin, each named executive officer other than Mr. Berg is entitled to the following severance payments and benefits under the Executive Severance Plan:

•
a lump sum cash payment equal to 1.5 times the sum of such named executive officer’s base salary plus target bonus;
•
accelerated vesting of all of such named executive officer’s then-outstanding stock options, restricted stock units or other equity incentive awards (whether or not subject to time-based vesting); and
•
continuation of group health plan benefits, with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and the named executive officer as in effect on the date of termination, for up to 18 months.

Aaron Berg

Mr. Berg’s employment agreement, dated July 25, 2024, provides that if Mr. Berg’s employment is terminated by the Company without cause or by him for good reason , in each case outside the 24-month period following a change of control, and subject to the execution and effectiveness of a separation agreement, including, among other things, a general release of claims in favor of Amarin, he is entitled to the following severance payments and benefits:

•
continued payment of his base salary for 18 months;
•
a lump sum cash payment in an amount equal to 0.975 times his base salary; and
•
continuation of group health plan benefits, with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Mr. Berg as in effect on the date of termination, for up to 18 months.

If Mr. Berg’s employment is terminated by the Company without cause or by him for good reason during the 24-month period following a change of control, and subject to the execution and effectiveness of a separation agreement, including, among other things, a general release of claims in favor of Amarin, he is entitled to the following severance payments and benefits:

•
a lump sum cash payment in an amount equal to 3.3 times his base salary; and
•
continuation of group health plan benefits, with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Mr. Berg as in effect on the date of termination, for up to 18 months.

In addition, the stock option agreement governing Mr. Berg’s performance-based stock option provides that, upon a change in control that occurs prior to August 1, 2033, subject to his continuous service to the Company through the date of the change in control or, if his employment is terminated by the Company without cause or by him for good reason (in either case an “Involuntary Termination”) and such Involuntary Termination occurs within three months prior to the change in control (a “Pre-Change in Control Involuntary Termination”), subject to Mr. Berg’s execution and the effectiveness of a separation agreement, the performance vesting condition with respect to the stock option shall be deemed satisfied (i.e., all share price hurdles shall be deemed achieved) as of immediately prior to the change in control. If Mr. Berg’s stock option is not assumed, substituted, or continued by the Company or its successor entity in such change in control, subject to (i) Mr. Berg’s continuous service through the change in control or (ii) a Pre-Change in Control Involuntary Termination and his execution and the effectiveness of a separation agreement, the time-based vesting conditions applicable to the stock option shall be deemed to be fully satisfied as of immediately prior to the change in control. If Mr. Berg’s stock option is assumed, substituted, or continued by the Company or its successor entity in a change in control, the time-based vesting condition shall be deemed to be satisfied upon the earlier of (i) the date that is 12 months following the change in control and (ii) an involuntary termination, subject to the Mr. Berg’s execution and the effectiveness of a separation agreement.

Potential Payments upon Termination or Change in Control

The table below shows the benefits potentially payable to each of our named executive officers assuming the named executive officer’s employment was terminated without cause by the Company or for good reason within 24 months following a change of control and such termination occurred on December 31, 2024.

Name	Base Salary ($)	Bonus Payment ($)	Accelerated Vesting of Options(1) ($)	Accelerated Vesting of Restricted Stock Units(2) ($)	Continuation of Health Benefits ($)	Total ($)
Aaron D. Berg	2,310,000	-	-	219,188	54,568	2,583,756
Peter L. Fishman	600,000	240,000	-	78,101	-	918,101
Steven B. Ketchum, Ph.D.	1,003,635	501,818	-	240,382	53,428	1,799,263
Jonathan N. Provoost	697,500	348,750	-	-	54,568	1,100,818

(1)
The value of the accelerated vesting of options equals the difference (if positive) between the option exercise price and the closing price per share of our ADSs on December 31, 2024 ($0.49), the last trading day of the year, multiplied by the number of shares that would have been accelerated upon a termination occurring on December 31, 2024. As of December 31, 2024, all stock options held by the named executive officers were underwater.
(2)
The value of the accelerated vesting of restricted stock units equals the closing price per share of our ADSs on December 31, 2024 ($0.49), the last trading day of the year, multiplied by the number of restricted stock units that would have been accelerated upon a termination occurring on December 31, 2024. Included in these amounts are amounts related to performance-based restricted stock units that would vest upon a change in control of $25,235 for Mr. Berg, and $25,235 for Dr. Ketchum.

The table below shows the benefits potentially payable to each of our named executive officers assuming the named executive officer’s employment was terminated by the Company without cause (or to the extent a named executive officer's employment agreement provides good reason protection outside of a change of control, if the participant terminates employment for good reason) other than within 24 months following change of control and assuming such termination occurred on December 31, 2024.

Name	Base Salary ($)	Bonus Payment ($)	Accelerated Vesting of Options(1) ($)	Accelerated Vesting of Restricted Stock Units(2) ($)	Continuation of Health Benefits ($)	Total ($)
Aaron D. Berg	1,732,500	-	-	64,190	54,568	1,851,258
Peter L. Fishman	400,000	160,000	-	12,135	-	572,135
Steven B. Ketchum, Ph.D.	669,090	334,545	-	64,190	35,619	1,103,444
Jonathan N. Provoost	465,000	232,500	-	36,144	36,379	770,023

(1)
The value of the accelerated vesting of time-based options equals the difference (if positive) between the option exercise price and the closing price per share of our ADSs on December 31, 2024 ($0.49), the last trading day of the year, multiplied by the number of shares that would have been accelerated upon termination. As of December 31, 2024, all stock options held by the named executive officers were underwater.

(2)
The value of the accelerated vesting of time-based restricted stock units equals the closing price per share of our ADSs on December 31, 2024 ($0.49), the last trading day of the year, multiplied by the number of time-based restricted stock units that would have been accelerated upon termination.

Chief Executive Officer Pay Ratio

Pursuant to a mandate of the Dodd-Frank Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s total annual compensation to the total annual compensation of the principal executive officer (“PEO”). Our PEO for 2024 was Mr. Aaron D. Berg.

We believe that our compensation philosophy must be consistent and internally equitable to motivate our employees to create shareholder value. The purpose of the required disclosure is to provide a measure of pay equity within the organization. We are committed to internal pay equity, and our Remuneration Committee monitors the relationship between the pay our PEO receives and the pay our non-executive employees receive.

As illustrated in the table below, our 2024 PEO to median employee pay ratio was approximately 21:1.

PEO 2024 Compensation	$3,314,783
Median Employee 2024 Compensation (Other than the PEO)	$156,537
Ratio of PEO to Median Employee Compensation	21

We identified the median employee using annualized base salary for 2024, bonus(es) earned in 2024, and aggregate grant date fair values for equity awards granted in 2024 for all individuals who were employed by us on December 31, 2024, the last day of our fiscal year (whether employed on a full-time or part-time basis). Reportable wages were annualized for those permanent full-time or part-time employees who were not employed for the full calendar year or who were on a leave of absence for any part of the year.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

A substantial portion of the compensation included in this analysis is based on estimates. Furthermore, as discussed above, the Black-Scholes option-pricing model is used to estimate the value of option awards. Under the Black-Scholes option-pricing model, historical variable assumptions and other variables can cause model prices to be more or less than the actual value of an option when exercised or in an ultimate exit. Actual option value is instead based on stock performance, which can vary significantly from these historical variable assumption-based valuation estimates. The realized value of the long-term equity awards granted to the Company’s CEO and other employees in the future could be considerably more or less than these historical estimates as the future value of the Company’s ADSs cannot be accurately predicted by the Black-Scholes option-pricing model or by any model.

Pay Versus Performance Disclosure

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Act, we provide the following disclosure regarding executive compensation for our principal executive officers and Non-PEO named executive officers (the "Non-PEO NEOs") and Company performance for the fiscal years listed below. The Remuneration Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

											Value of Initial Fixed $100 Investment based on:[4]
Year	Summary Compensation Table Total for Aaron D. Berg[1] ($)	Summary Compensation Table Total for Patrick J. Holt[1] ($)	Summary Compensation Table Total for Karim Mikhail[1] ($)	Summary Compensation Table Total for John F. Thero[1] ($)	Compensation Actually Paid to Aaron D. Berg[1,2,3] ($)	Compensation Actually Paid to Patrick J. Holt[1,2,3] ($)	Compensation Actually Paid to Karim Mikhail[1,2,3] ($)	Compensation Actually Paid to John F. Thero[1,2,3] ($)	Average Summary Compensation Table Total for Non-PEO NEOs[1] ($)	Average Compensation Actually Paid to Non-PEO NEOs[1,2,3] ($)	TSR ($)	Peer Group TSR ($)	Net Income ($ 'Ms)	Cash Preservation[5]
(a)		(b)	(b)	(b)		(c)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	3,277,385	336,294	—	—	1,473,608	336,294	—	—	1,038,851	640,684	2.26	118.20	(87.0)	133%
2023	2,448,149	2,143,683	4,880,592	—	1,951,668	2,157,684	(931,402)	—	1,737,264	1,258,371	4.06	118.87	(55.0)	218%
2022	—	—	8,393,551	—	—	—	1,247,331	—	1,910,071	226,545	5.64	113.65	(105.8)	115%
2021	—	—	5,834,553	9,635,654	—	—	3,521,093	(198,701)	2,873,934	1,523,340	15.72	126.45	7.7	140%
2020	—	—	—	17,915,671	—	—	—	(19,584,674)	4,388,387	(4,869,753)	22.81	126.42	(18.0)	128%

1.
John F. Thero was our PEO from 2014 until he retired effective August 1, 2021. Karim Mikhail was our PEO starting from August 1, 2021 until his resignation on March 27, 2023. Aaron D. Berg was our interim PEO from April 2023 through July 2023. Patrick J. Holt was our PEO starting from July 18, 2023 until his resignation on June 4, 2024. Mr. Berg became PEO effective June 4, 2024. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2021	2022	2023	2024
Joseph T. Kennedy	Michael W. Kalb	Steven B. Ketchum, Ph.D.	Steven B. Ketchum, Ph.D.
Michael W. Kalb	Steven B. Ketchum, Ph.D.	Thomas C. Reilly	Thomas C. Reilly
Steven B. Ketchum, Ph.D.	Aaron D. Berg	Jonathan N. Provoost	Jonathan N. Provoost
Aaron D. Berg	Jason Marks		Peter L. Fishman
Jason Marks	Thomas C. Reilly

2.
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.
3.
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEOs and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for Aaron D. Berg ($)	Exclusion of Stock Awards and Option Awards for Aaron D. Berg ($)	Inclusion of Equity Values for Aaron D. Berg ($)	Compensation Actually Paid to Aaron D. Berg ($)
2024	3,277,385	(2,029,653)	225,876	1,473,608

Year	Summary Compensation Table Total for Patrick J. Holt ($)	Exclusion of Stock Awards and Option Awards for Patrick J. Holt ($)	Inclusion of Equity Values for Patrick J. Holt ($)	Compensation Actually Paid to Patrick J. Holt ($)
2024	336,294	-	—	336,294

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2024	1,038,851	(314,602)	(83,566)	640,684

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Aaron D. Berg ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Aaron D. Berg ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Aaron D. Berg ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Aaron D. Berg ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Aaron D. Berg ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Aaron D. Berg ($)	Total - Inclusion of Equity Values for Aaron D. Berg ($)
2024	164,127	(234,164)	—	295,913	—	—	225,876

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Patrick J. Holt ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Patrick J. Holt ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Patrick J. Holt ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Patrick J. Holt ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Patrick J. Holt ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Patrick J. Holt ($)	Total - Inclusion of Equity Values for Patrick J. Holt ($)
2024	—	—	—	—	—	—	—

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2024	54,369	(133,086)	—	89,922	(94,771)	—	(83,566)

4.
The Peer Group TSR set forth in this table utilizes the NASDAQ Biotechnology Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2024. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the NASDAQ Biotechnology Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.
5.
We determined Cash Preservation to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEOs and Non-PEO NEOs in 2024. Cash Preservation is a financial measure that reflects the actual amount of net cash outflow from our operating activities relative to our operating plan target. Cash Preservation of 100% indicates net cash outflow from operating activities equal to operating plan target; figures above 100% indicate that net cash outflow from operating activities was lower than operating plan target. Cash Preservation is one of the measures used in determining the extent to which the corporate performance goals for the 2024 annual bonus incentive were achieved. This performance measure may not have been the most important financial performance measure for prior years and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Total Shareholder Return (“TSR”)

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s cumulative TSR over the four most recently completed fiscal years, and the Nasdaq Biotechnology Index over the same period.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Net Income during the four most recently completed fiscal years.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Cash Preservation

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Cash Preservation during the four most recently completed fiscal years.

Tabular List of Most Important Financial Performance Measures

The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs for 2024 to Company performance. The measures in this table are not ranked.

Annual Revenues (U.S.) Annual Revenues (Europe) Cash Preservation

Equity Compensation Plan Information

The following table provides information as of December 31, 2024 with respect to the Ordinary Shares or ADSs, as the case may be, that may be issued under our equity compensation plans, consisting of the Company's 2020 Plan, the 2011 Plan, and the Amarin Corporation plc Employee Stock Purchase Plan ("ESPP"):

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted Average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a)) (c)
Equity compensation plans approved by security holders:	41,665,490	(1)	$2.65	(2)	28,075,071	(3)
Equity compensation plans not approved by security holders:	—		—		—
Total	41,665,490	(1)	$2.65	(2)	28,075,071	(3)

(1)
Includes 27,696,061 shares issuable upon the exercise of outstanding options and 13,969,429 shares issuable upon the vesting of restricted stock units.
(2)
Represents the weighted-average exercise price of options outstanding under the 2020 Plan and the 2011 Plan. The weighted-average exercise price does not take into account restricted stock unit awards since such awards have no exercise price.
(3)
As of December 31, 2024, a total of 27,289,852 shares remained available for issuance pursuant to the 2020 Plan and a total of 785,219 shares available for issuance pursuant to the ESPP. No shares were available for issuance pursuant to our 2011 Plan.

DIRECTOR COMPENSATION

Non-Employee Director Compensation

We have maintained a non-employee director compensation program since 2012, which we have amended from time to time. The non-employee director compensation program applicable to 2024 compensation was intended to approximate the 50th percentile of non-employee director compensation within the Company’s 2024 peer group. When the Remuneration Committee was reconstituted in March 2023, the new members worked with Aon to revise the vesting and mix of, and to reduce the size of, the initial and annual equity grants provided for in the non-employee director compensation program, which revisions are described below. In January 2024, in light of the new peer group for the 2024 compensation cycle, the Remuneration Committee further revised the vesting and reduced the size of the initial and annual equity grants provided for in the non-employee director compensation program to more closely align with the 50th percentile of the 2024 peer group.

2024 Non-Employee Director Compensation

A summary of the non-employee director compensation arrangements for fiscal year 2024 is set forth below.

Retainer ($)
Annual Board Retainer Fee:
Non-Executive Chairman	95,000
All non-employee directors	62,500
Annual Chairman Retainer Fees:*
Audit Committee Chairman	25,000
Remuneration Committee Chairman	20,000
Nominating and Corporate Governance Committee Chairman	11,000
Annual Committee Member Retainer Fees:*
Audit Committee	12,000
Remuneration Committee	10,000
Nominating and Corporate Governance Committee	5,000

*These fees are in addition to the Annual Board Retainer Fee, as applicable.

The annual retainers are paid in equal installments in arrears within 30 days of the end of each calendar quarter, or upon the earlier resignation or removal of the non-employee director. For non-employee directors who join the Board during the calendar year, annual retainers are prorated based on the number of calendar days served by such director in the calendar year.

Non-employee directors are given an annual election option, which option is to be exercised within 10 calendar days of the end of each quarter, of receiving their annual retainers in the form of either (i) cash or (ii) unregistered non-ADS Ordinary Shares, with any such issuances to be priced at the greater of (a) the closing price of the Company’s ADSs on Nasdaq on the date which is 10 calendar days after the end of each quarter or (b) £0.50 per share (i.e., par value per Ordinary Share).

As described above, the Remuneration Committee undertook a review of non-employee director compensation and, in May 2023 approved a new non-employee director compensation policy that reduced the size of the initial and annual equity grants for non-employee directors and adjusted the mix of options and restricted stock units such that options represent a larger portion of the equity retainers, and further reduced the size and vesting of these awards in January 2024. The cash retainers for non-employee directors remained the same as the 2024 cash retainers. No further revisions were made to the non-employee directors annual equity grants or cash retainers.

As revised in February 2024, any new directors will receive an equity award with a grant date fair value of $262,500 with the same 75%/25% split between options and restricted stock units, with options vesting one third on the first anniversary of the date of grant and vesting in equal quarterly installments for the two years thereafter, and restricted stock units vesting annually over three years (and without deferred settlement).

Additionally, as revised in February 2024, for so long as the non-employee director, including the Non-Executive Chairman, remains on the Board, he or she will receive an equity award with a grant date fair value of $175,000 with the same 75%/25% split between options and restricted stock units, with options vesting annually over three years, and restricted stock units vesting annually over three years (and without deferred settlement).

All equity awards are made pursuant to the terms of the Company’s 2020 Plan, as amended and in effect from time to time. In the event of a change of control (as defined in the 2020 Plan), all equity awards held by non-employee directors shall immediately become fully vested.

Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Director Compensation Table

The following table shows the compensation for each person who served as a non-employee member of our Board during the year ended December 31, 2024.

We do not provide separate compensation to our directors who are also our employees. The compensation paid to Patrick Holt, our former President and Chief Executive Officer and Aaron Berg, our current President and Chief Executive Officer, for fiscal year 2024, is set forth in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(3) ($)	Option Awards(2)(3) ($)	Total ($)
Patrice Bonfiglio	57,663	43,750	131,250	232,663
Paul Cohen	51,790	43,750	131,250	226,790
Mark DiPaolo(4)	49,505	43,750	131,250	224,505
Keith Horn	63,055	43,750	131,250	238,055
Odysseas Kostas	65,096	43,750	131,250	240,096
Oliver O'Connor	33,183	43,750	131,250	208,183
Louis Sterling III	58,803	43,750	131,250	233,803
Diane Sullivan	62,458	43,750	131,250	237,458

(1)
The value of the stock awards reflects the aggregate grant date fair value, calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures related to service-based vesting. Assumptions used in the calculations for these amounts are set forth in Note 9 to our consolidated financial statements included in the Company’s 2024 Annual Report on Form 10-K.
(2)
The value of the option awards reflects the aggregate grant date fair value, calculated in accordance with FASB ASC 718 using the Black-Scholes option-pricing model, excluding the effect of estimated forfeitures related to service-based vesting. Assumptions used in the calculations for these amounts are set forth in Note 9 to our consolidated financial statements included in the Company’s Annual Report on Form 10-K.

(3)
The following table shows the amount of unexercised stock options, unvested restricted stock unit awards and vested restricted stock unit awards subject to deferred delivery held by the non-employee directors as of December 31, 2024:

Name	Shares Underlying Unexercised Unvested Stock Options	Shares Underlying Unexercised Vested Stock Options	Shares Underlying Unvested Stock Awards	Shares Underlying Vested but Deferred Stock Awards
Patrice Bonfiglio	369,527	262,277	113,531	87,426
Paul Cohen	369,527	262,277	113,531	87,426
Mark DiPaolo	369,527	262,277	113,531	87,426
Keith Horn	369,527	262,277	113,531	87,426
Odysseas Kostas	369,527	275,670	113,531	91,890
Oliver O'Connor	369,527	262,277	113,531	87,426
Louis Sterling III	369,527	262,277	113,531	87,426
Diane Sullivan	369,527	262,277	113,531	87,426
(4)
Mr. DiPaolo is not standing for re-election at the Annual General Meeting but will remain on the Board through the date of the Annual General Meeting.

Director Stock Ownership Guidelines

In March 2013, our Board established Stock Ownership Guidelines for its non-employee directors. The guidelines require that each non-employee director maintain an equity interest in the Company at least equal to three times the amount of such director’s annual cash retainer. Equity interests that count toward the satisfaction of the ownership guidelines include the value of Ordinary Shares owned (including shares purchased on the open market or acquired upon the exercise of stock options or settlement of restricted stock units) or issuable upon the settlement of deferred stock units (whether vested or unvested). The calculation of an individual’s equity interest, however, does not include the value of unexercised stock options (whether or not vested), unvested restricted stock, and unvested restricted stock units. Non-employee directors have five years from the date of the commencement of their appointment as a director to attain these ownership levels. If a non-employee director does not meet the applicable guideline by the end of the five-year period, the director is required to hold a minimum of 50% to 100% of the shares received upon the exercise or settlement of any future equity awards until the applicable guideline is met, net of shares sold or withheld to exercise stock options and pay withholding taxes. The Remuneration Committee, however, may make exceptions for any director on whom this requirement could impose a financial hardship. Each of the Company’s non-employee directors has until 2028 to attain the required ownership level, given that they were elected as directors in 2023.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements, evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm and evaluates policies and procedures relating to internal control systems. The Audit Committee operates under a written Audit Committee charter that has been adopted by the Board. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by Nasdaq and the SEC, and the Board has determined that Audit Committee members Mr. Horn and Ms. Bonfiglio each meets the definition of “audit committee financial expert,” as defined in Item 407 of Regulation S-K.

The Audit Committee members are not professional accountants or auditors. The members’ functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role in which it provides advice, counsel, and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial, and accounting matters.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2024. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes. The Audit Committee also reviewed the progress and results of the testing of the design and effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”), including the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees, and SEC Regulation S-X Rule 2-07, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board. The Audit Committee discussed with the independent registered public accounting firm their independence from management and the Company, including the matters required by the applicable rules of the PCAOB.

In addition to the matters specified above, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope, plans, and estimated costs of their audit. The Audit Committee met with the independent registered public accounting firm periodically, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting, and the independent registered public accounting firm’s reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Submitted by the Audit Committee of the Board of Directors,

Keith L. Horn

Patrice Bonfiglio

Louis Sterling III

Diane E. Sullivan

SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, shareholder proposals intended to be included in the 2026 Annual General Meeting proxy materials must be received by the Secretary at One Central Plaza, 8th Floor, Dame Street, Dublin D02 K7K5, Ireland or by email at annual.general.meeting@amarincorp.com no later than December 10, 2025, or otherwise as permitted by applicable law; provided, however, that if the 2026 Annual General Meeting date is advanced or delayed by more than 30 days from the anniversary date of the Annual General Meeting, then shareholders must submit proposals within a reasonable time before the Company begins to print and send its proxy materials. Proposals received after this timeframe will not be included in the Company’s proxy materials for the 2026 Annual General Meeting. The form and substance of these proposals must satisfy the requirements established by the Company’s Articles, the Nominating and Corporate Governance Committee charter and the SEC, and the timing for the submission of any such proposals may be subject to change as a result of changes in SEC rules and regulations.

The Company is registered in England & Wales and therefore subject to the Companies Act, which, together with our Articles of Association and the applicable rules and regulations of the SEC, governs the processes for shareholder proposals at the 2026 Annual General Meeting. Under Section 338 of the Companies Act, in order for a shareholder proposal to be included in a notice of an annual general meeting, such proposal must have been requisitioned either by shareholders representing at least 5% of the voting rights of all members having a right to vote on such proposal at the annual general meeting or by at least 100 shareholders who have a right to vote on such proposal at the relevant annual general meeting and who hold shares in the Company on which there has been paid up an average sum, per member, of at least £100. Such proposal must have been signed or otherwise authenticated by all requisitionists and submitted to the Company not later than (1) six weeks before the annual general meeting to which the requests relate, or (2) if later, the time at which notice of that meeting is given by the Company.

Additionally, shareholders who intend to nominate a director to be elected at the annual general meeting must provide the Secretary of the Company with written notice of such nomination between seven and 42 clear days prior to the date of such meeting, together with a written notice signed by the director nominee regarding his or her willingness to be elected. Any shareholder seeking to recommend a director candidate or any director candidate who wishes to be considered by the Nominating and Corporate Governance Committee, the committee that recommends a slate of nominees to the Board for election at each annual general meeting, must also provide the Secretary of the Company with the following information between seven and 42 clear days prior to the date of such meeting: the name and address of the shareholder seeking to recommend a director candidate; a representation that the shareholder is a record holder of the Company’s securities (or, if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act); the name, age, business and residential address, educational background, and current principal occupation or employment for the preceding five full fiscal years of the proposed director candidate; a description of the qualifications and background of the proposed director candidate, which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time; a description of all arrangements or understandings between the shareholder and the proposed director candidate; the consent of the proposed director candidate to be named in the proxy statement relating to the Company’s annual general meeting and to serve as a director if elected at such annual general meeting; and any other information and documents regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules, if then required.

To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than March 16, 2026.

DELIVERY OF PROXY MATERIALS

Our Annual Report to Shareholders for the fiscal year ended December 31, 2024, including audited financial statements, accompanies this Proxy Statement. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and the exhibits thereto are available from the Company without charge upon written request of a shareholder. Copies of these materials are also available online through the SEC at www.sec.gov.

The Company may satisfy SEC rules regarding delivery of proxy materials, including this Proxy Statement and the Annual Report, by delivering a single set of proxy materials to an address shared by two or more Company shareholders. This delivery method can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company may deliver only a single set of proxy materials to multiple shareholders who share an address, unless contrary instructions are received prior to the mailing date. Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call us at the address and phone number below to request delivery of a single copy of the proxy materials in the future. We undertake to deliver promptly upon written or oral request a separate copy of the proxy materials, as requested, to a shareholder at a shared address to which a single copy of the proxy materials was delivered. If you hold Ordinary Shares as a record shareholder and prefer to receive separate copies of proxy materials either now or in the future, please contact the Company’s investor relations department at Amarin Corporation plc, c/o Amarin Pharma, Inc., 440 US Highway 22, Suite 300, Bridgewater, New Jersey 08807 or by telephone at (908) 719-1315. If you hold Ordinary Shares in the form of ADSs through the Depositary or hold Ordinary Shares through a brokerage firm or bank and you prefer to receive separate copies of proxy materials either now or in the future, please contact the Depositary, your brokerage firm or bank, as applicable.

EACH ORDINARY SHAREHOLDER IS URGED TO COMPLETE, DATE, SIGN

AND PROMPTLY RETURN THE ENCLOSED PROXY.

PROXY FORM

AMARIN CORPORATION PLC

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For use at the Annual General Meeting to be held at the Dublin offices of Arthur Cox LLP, Ten Earlsfort

Terrace, Dublin 2, D02 T380, Ireland at 9:00 a.m. Dublin time on May 13, 2025.

I/We
(Name in full block capitals please)

of

being (a) member(s) of Amarin Corporation plc (the “Company”) hereby appoint the Chairman of the meeting or (see note 6 below)

as my/our proxy to attend, speak and vote for me/us and on my/our behalf as identified by an “X” in the appropriate box below at the Annual General Meeting of the Company to be held at 9:00 a.m. Dublin time on May 13, 2025 and at any adjournment of the meeting. This form of proxy relates to the resolutions referred to below.

[I/We instruct my/our proxy to vote my/our shares as follows:]

	Resolutions	For	Against	Abstain (see note 2)	Discretionary (see note 3)

1.	Ordinary resolution to re-elect Mr. Aaron Berg as a director.

2.	Ordinary resolution to re-elect Ms. Patrice Bonfiglio as a director.
3.	Ordinary resolution to re-elect Mr. Paul Cohen, M.D. as a director.
4.	Ordinary resolution to re-elect Mr. Keith L. Horn as a director.
5.	Ordinary resolution to re-elect Mr. Odysseas Kostas, M.D. as a director.
6.	Ordinary resolution to re-elect Mr. Oliver O’Connor as a director.
7.	Ordinary resolution to re-elect Mr. Louis Sterling III as a director.
8.	Ordinary resolution to re-elect Ms. Diane E. Sullivan as a director.
9.

Ordinary resolution to hold an advisory (non-binding) vote to approve the compensation of the Company’s “named executive officers” as described in full in the “Executive Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure on pages 26 to 58 of the accompanying Proxy Statement.

10.

Ordinary resolution to appoint Ernst & Young LLP as auditors of the Company to hold office until the conclusion of the next general meeting at which annual accounts are laid before the Company and to authorize the Audit Committee of the Board of Directors of the Company to agree the auditors’ remuneration as described in full on pages 11 to 12 of the accompanying Proxy Statement.

11.

Ordinary resolution to generally and unconditionally authorize the Board of Directors of the Company (the “Board”) to allot shares in the Company or grant rights to subscribe for or to convert any security into shares of the Company up to an aggregate nominal amount of £38,400,000 (which is equal to approximately 18% of the existing issued share capital) as described in full on pages 13 to 14 of the accompanying Proxy Statement; and

12.

Special resolution to give power to the Board, subject to the passing of Resolution No. 11 above and in accordance with Section 570 of the Companies Act 2006, to allot equity securities (as defined in Section 560 of the Companies Act) pursuant to the authority conferred upon them by Resolution No. 11, as if Section 561(1) of the Companies Act did not apply to any such allotment, provided that the power hereby conferred shall (a) be limited to the allotment of equity securities up to an aggregate nominal amount of £21,330,000 (being the aggregate nominal amount of £18,770,400 in respect of Ordinary Shares and £2,559,600 and in respect of Preference Shares); and (b) expire on the 18- month anniversary of the date on which this resolution is passed (unless renewed, varied or revoked by the Company prior to or on that date), except that the Company may, before such expiration, make an offer or agreement which would, or might, require equity securities to be allotted after the expiration of such period and the directors may allot equity securities in pursuance of any such offer or agreement notwithstanding that the authority conferred by this resolution has expired.

13.	Ordinary resolution to re-elect Mr. Michael Torok as a director.
Lou

Dated
Signature(s)

Notes:

1.
Please indicate with an “X” in the appropriate box how you wish the proxy to vote. In the absence of any indication, the proxy will exercise his/her discretion as to whether and how he/she votes. The proxy may also vote or abstain from voting as he/she thinks fit on any other business which may properly come before the meeting.
2.
If you mark the box “abstain”, it will mean that your proxy will abstain from voting and, accordingly, your vote will not be counted either for or against the relevant resolution.
3.
If you mark the box “discretionary”, the proxy can vote as it chooses or can decide not to vote at all.
4.
The form of proxy should be signed and dated by the member or his attorney duly authorised in writing. If the appointer is a corporation this proxy should be under seal or under the hand of an officer or attorney duly authorised. Any alteration made to the form of proxy should be initialed.
5.
To be valid, this form of proxy, together with a duly signed and dated power of attorney or any other authority (if any) under which it is executed (or a notarially certified copy of such power of attorney or other authority) must be signed and dated and lodged at the Company’s registrars at the address below, so as to be received by 9:00 a.m. Dublin time on May 9, 2025.
6.
A proxy need not be the Chairman of the meeting. A member may appoint a proxy of his/her own choice. If you wish to appoint someone else to act as your proxy, you may strike out the words “the Chairman of the meeting” and insert the name of the person whom you wish to appoint to act as your proxy in the space provided. All amendments to this form must be initialed. If you sign and return this form with no name inserted in the space provided, the Chairman of the meeting will be deemed to be your proxy. A member may appoint more than one proxy in relation to the meeting provided that each proxy is appointed to exercise rights attached to different shares. A proxy need not be a member of the Company but must attend the meeting. Where someone other than the Chairman is appointed as a proxy, the member appointing him/her is responsible for ensuring that they attend the meeting and are aware of his/her voting intentions. If a member wishes his/her proxy to speak on his/her behalf at the meeting, he/she will need to appoint someone other than the Chairman and give his/her instructions directly to them.
7.
In the case of joint holders, signature of any one holder will be sufficient, but the names of all the joint holders should be stated. The vote of the senior holder (according to the order in which the names stand in the register of members in respect of the holding) who tenders a vote in person or by proxy will be accepted to the exclusion of the vote(s) of the other joint holder(s).
8.
Completion and return of a form of proxy will not preclude a member from attending, speaking and voting at the meeting or any adjournment thereof in person. If a proxy is appointed and the member attends the meeting in person, the proxy appointment will automatically be terminated.

Address for lodgment of Proxies:

Equiniti

Aspect House

Spencer Road

Lancing

West Sussex

United Kingdom

BN99 6DA